Exhibit 2.1
SHARE PURCHASE AGREEMENT
by and among
ERESEARCHTECHNOLOGY, INC.,
COVANCE CENTRAL LABORATORY SERVICES
LIMITED PARTNERSHIP,
COVANCE CARDIAC SAFETY SERVICES INC.
AND
COVANCE INC.
Dated as of November 27, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

1.1 Definitions	2

ARTICLE 2 THE TRANSACTION	2

2.1 Sale and Purchase of Shares	2
2.2 Purchase Price	2
2.3 Closing Time and Place	2
2.4 Deliveries and Proceedings at the Closing	2
2.5 Timing of Closing	5
2.6 Waiver of Rights	5
2.7 Earnout	5
2.8 Purchase Price Adjustment	7
2.9 Additional Backlog Payments	9
2.10 Parent’s Right to Audit	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COVANCE PARTIES	11

3.1 Division; Organization and Qualification; Subsidiaries and Other Interests	11
3.2 Authority and Authorization	13
3.3 No Breach, Default, Violation or Consent	14
3.4 Financial Statements	14
3.5 Tax Matters	17
3.6 Restrictions on Business Activities	19
3.7 Litigation	19
3.8 Permits	19
3.9 Title to Properties	20
3.10 Contracts and Commitments	20
3.11 Customers and Suppliers	22
3.12 Insurance	23
3.13 Interested Party Transactions	23
3.14 Compliance with Law	23
3.15 Intellectual Property Rights	30
3.16 Employee Matters	33
3.17 Absence of Questionable Payments	35
3.18 Environmental Matters	35
3.19 Broker’s and Finder’s Fees	36
3.20 No Plan for Sale or Disposition	36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER	36

4.1 Organization and Qualification	36
4.2 Authority and Authorization	36
4.3 Execution and Binding Effect	37
4.4 No Breach, Default, Violation or Consent	37
4.5 Purchase Price	37
4.6 No Plan for Acquisition	37

ARTICLE 5 ACTIONS PRIOR TO CLOSING	37

5.1 Conduct of Business of the Company	37
5.2 Confidentiality	40

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ARTICLE 6 OTHER AGREEMENTS	41

6.1 Access to Information	41
6.2 Covenants; Cooperation	41
6.3 Non-Competition	43
6.4 Employee Benefits	44
6.5 Leases	45
6.6 Tax Matters	46
6.7 Audit	48
6.8 Employees and Other Support Services	48
6.9 Intercompany Amounts	49
6.10 Name Change	49
6.11 Key Employees	49
6.12 Transferred Employees	49
6.13 Unsigned Backlog	49

ARTICLE 7 CLOSING CONDITIONS	49

7.1 Conditions Precedent to Obligations of the Acquirer	49
7.2 Conditions Precedent to Obligations of the Covance Parties	52

ARTICLE 8 TERMINATION	53

8.1 Termination	53
8.2 Effect of Termination	53

ARTICLE 9 INDEMNIFICATION	53

9.1 Survival	53
9.2 Indemnification by the Covance Parties	54
9.3 Indemnification by the Acquirer	55
9.4 Limitations	55
9.5 Intentionally Omitted	56
9.6 Testing Services Provided Under Section 3.14(t) Contracts	56
9.7 Defense of Claims	56
9.8 Set-Off	58

ARTICLE 10 MISCELLANEOUS PROVISIONS	58

10.1 Expenses	58
10.2 Amendments	58
10.3 Assignment	59
10.4 Counterparts; Telefacsimile and E-mail Delivery	59
10.5 Entire Agreement	59
10.6 Governing Law	59
10.7 Notices	59
10.8 Severability	60
10.9 Successors and Assigns	60
10.10 Waivers	60
10.11 Arbitration	61

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Schedules
2.9(a)(i) — Unsigned Backlog
2.9(a)(ii) — On Hold Backlog
Exhibits
Exhibit A — Transition Services Agreement
Exhibit B — Retention Agreement
Exhibit C-1 — Form of Opinion with respect to the Parent and the Company
Exhibit C-2 — Form of Opinion with respect to the Shareholder
Exhibit D — General Release
Exhibit E — Trade Name Licenses
Exhibit F — Trademark and Patent Assignments

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SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is made as of November 27, 2007 by and among eResearchTechnology, Inc., a Delaware corporation (the “Acquirer”), Covance Central Laboratory Services Limited Partnership, an Indiana limited partnership (the “Shareholder”), Covance Cardiac Safety Services Inc., a Pennsylvania corporation (the “Company”), and Covance Inc., a Delaware corporation (the “Parent”). Each of the Acquirer, the Company, the Shareholder and the Parent is sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Company is engaged in the business of processing electrocardiograms in a digital environment as part of clinical trials of pharmaceutical candidates to assure patient safety;
     WHEREAS, the Shareholder is the beneficial owner and the holder of record of all of the issued and outstanding capital stock of the Company;
     WHEREAS, the Parent is the indirect beneficial owner of all of the issued and outstanding capital stock of the Company;
     WHEREAS, the Parent and the Shareholder (collectively, the “Covance Parties”) desire to sell their interest in the Company, and the Acquirer desires to purchase the Covance Parties’ interest in the Company;
     WHEREAS, at the Closing, subject to the terms and conditions of this Agreement, the Acquirer intends to purchase from the Shareholder, and the Shareholder intends to sell to the Acquirer, the Target Shares (as defined herein), free of all Liens (as defined herein); and
     WHEREAS, the Parent, for its business, requires the services of the Company and other services relating to the processing of electrocardiograms in a digital environment as part of clinical trials of pharmaceutical candidates provided by the Acquirer, and the Acquirer desires to provide such services to the Parent, on an exclusive basis, and in accordance with the terms and conditions of this Agreement, the Parent and the Acquirer desire to enter into an Exclusive Marketing Agreement of even date herewith to set forth the terms and conditions to effect the foregoing arrangement (the “Exclusive Marketing Agreement”).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and intending to be legally bound hereby, the Parties to this Agreement hereby agree as follows:

ARTICLE 1
DEFINITIONS
1.1	Definitions. Capitalized terms used herein shall have the meanings set forth in Appendix 1, attached hereto and made a part of this Agreement. Any capitalized term not defined in Appendix 1 shall have the meaning that is given to it elsewhere in this Agreement.
ARTICLE 2
THE TRANSACTION
2.1	Sale and Purchase of Shares. Subject to the terms and conditions set forth herein, at the Closing, the Shareholder shall sell, transfer, assign and deliver to the Acquirer, and the Acquirer shall purchase and acquire from the Shareholder, free and clear of all Liens, 4,925,805.46 shares of Common Stock of the Company, par value $0.01 (the “Target Shares”), which shall represent all of the issued and outstanding capital stock of the Company, together with all rights now or hereafter attaching thereto, for the consideration set forth in Section 2.2.

2.2	Purchase Price. In consideration of the sale and transfer of the Target Shares pursuant to Section 2.1, the Acquirer shall pay to the Shareholder and, where appropriate, the Parent the aggregate purchase price therefor, consisting of (a) Thirty-Five Million Two Hundred Thousand Dollars ($35,200,000) (the “Closing Payment”), plus (b) the Earnout, plus or minus (c) any Purchase Price Adjustment plus (d) any aggregate Additional Backlog Payments (collectively, the “Purchase Price”).

2.3	Closing Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 1:00 p.m., local time, on a date to be specified by the Parties, which shall be no later than five (5) business days after satisfaction or waiver of all of the conditions set forth in Article 7 (the “Closing Date”), at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, 19103, unless another time, date or place is agreed to by the Parties hereto.

2.4	Deliveries and Proceedings at the Closing.
(a)	Actions by the Covance Parties. At the Closing, the Covance Parties shall deliver or cause to be delivered to the Acquirer the following documents and take or cause to be taken the following actions:
(i)	Original share certificate(s) representing the Target Shares accompanied by a duly executed stock power or similar instrument in form and substance satisfactory to the Acquirer to convey, transfer and assign to the Acquirer and effectively vest in the Acquirer all right, title and interest in and to, and good and marketable title to, the Target Shares, free and clear of any Lien;

(ii)	(A) a resolution of the board of directors of Covance Central Laboratory Services Inc., a Delaware corporation and the general partner of the Shareholder (the “General Partner”) and the shareholders of the General

Partner authorizing the execution and delivery of this Agreement and approving the consummation of the transactions contemplated herein and therein, (B) copies of the certificate of incorporation of the General Partner certified by the Secretary of State of the State of Delaware and the bylaws of the General Partner, and (C) incumbency of each individual signing this Agreement and any other Transaction Document on behalf of the General Partner, each certified by the secretary of the General Partner;
(iii)	(A) a resolution of the General Partner authorizing the execution and delivery of this Agreement and any other Transaction Document to which the Shareholder is a party and approving the consummation of the transactions contemplated herein and therein, (B) copies of the certificate of limited partnership certified by the Secretary of State of the State of Indiana and the limited partnership agreement of the Shareholder, and (C) incumbency of each individual signing this Agreement and any other Transaction Document on behalf of the Shareholder, each certified by a person expressly authorized to act on behalf of the Shareholder;

(iv)	(A) a resolution of the board of directors of the Company and a resolution of the Shareholder authorizing the execution and delivery of this Agreement and any other Transaction Document to which the Company is a party and approving the consummation of the transactions contemplated herein and therein, (B) copies of the articles of incorporation of the Company certified by the Department of State of the Commonwealth of Pennsylvania and the bylaws of the Company, and (C) incumbency of each individual signing this Agreement and any other Transaction Document on behalf of the Company, each certified by the secretary thereof;

(v)	letters of resignation of the members of the Company’s Board of Directors and officers, which shall take effect as of the Closing Date;

(vi)	the Company shall register the Target Shares in the name of the Acquirer in the Company’s share register and provide evidence thereof to the Acquirer;

(vii)	good standing certificates of each of the Parent, the General Partner, the Shareholder, Covance NPA and the Company dated within ten (10) business days before Closing,

(viii)	a receipt for the Closing Payment;

(ix)	(A) the articles of incorporation of the Predecessor Entity (as defined herein), (B) the articles of incorporation of Covance CSS Inc., a Pennsylvania corporation (C) the articles of incorporation of Covance NPA Inc., a Pennsylvania corporation (“Covance NPA”), (D) the articles of merger with respect to the Migratory Merger (as defined herein) filed with each of the Secretary of State of the State of Wisconsin and the Department of State of the Commonwealth of Pennsylvania, and (E) the articles of division of the Company filed with the Department of State of the Commonwealth of Pennsylvania, each certified by, as the case may be, the Department of State of the Commonwealth of Pennsylvania or the Secretary of State of the State of Wisconsin,
(x)	(A) a resolution of each of the board of directors of the Predecessor Entity, the board of directors of the Company and the Shareholder authorizing the Migratory Merger and approving the consummation of the transactions contemplated therein, and (B) a joint resolution of the board of directors of the Company and the Shareholder authorizing the Division, , each certified by, with respect to the Predecessor Entity and the Company, the secretary thereof, and with respect to the Shareholder, a person expressly authorized to act on behalf of the Shareholder, and

(xi)	the agreements, documents and certificates required to be delivered under Section 7.1, but only to the extent such agreements, documents, and certificates are not required to have been delivered prior to Closing pursuant to this Agreement (which such agreements, documents and certificates shall be delivered as of the date specified), and subject to the further requirement that such agreements, documents and certificates have been delivered in accordance with this Agreement.
(b)	Deliveries by the Acquirer. At the Closing, the Acquirer shall deliver or cause to be delivered to the Covance Parties the following:
(i)	(A) a resolution of the Board of Directors of the Acquirer authorizing the execution and delivery of this Agreement and any other Transaction Document to which it is a party and approving the consummation of the transactions contemplated herein and therein, (B) copies of the certificate of incorporation of the Acquirer and the bylaws of the Acquirer, and (C) incumbency of each individual signing this Agreement and any other Transaction Document on behalf of the Acquirer, each certified by the secretary thereof;

(ii)	the Closing Payment by wire transfer to one or more bank accounts in the United States designated by the Shareholder pursuant to written instructions from the Covance Parties to the Acquirer;

(iii)	the agreements, documents and certificates required to be delivered under Section 7.2 to the Covance Parties, but only to the extent such agreements, documents, certificates are not required to have been delivered prior to Closing pursuant to this Agreement (which such agreements, documents and certificates shall be delivered as of the date specified), and subject to the further requirement that such agreements, documents and certificates have been delivered in accordance with this Agreement; and

(iv)	a good standing certificate of the Acquirer dated within ten (10) business days before Closing.
(c)	Other Deliveries. The closing certificates and other documents required to be delivered at the Closing pursuant to this Agreement shall be exchanged.
2.5	Timing of Closing. The Parties acknowledge and agree that following execution and delivery of all of the documents and instruments described or referenced in Section 2.4, the Covance Parties shall cause the Company to take the action described in Section 2.4(a)(vi) hereof, after which Acquirer shall deliver the Closing Payment to the Shareholder as contemplated by Section 2.4(b)(ii). Notwithstanding the foregoing, the Parties acknowledge and agree that the transactions contemplated by this Agreement constitute a single, integrated transaction, and none of the documents to be delivered or actions to be taken at Closing shall be deemed to have been delivered or taken until such time as all such documents have been delivered and actions taken.

2.6	Waiver of Rights. Each of the Covance Parties waives any and all pre-emptive rights, rights of first refusal and any other rights which it may have to acquire the Target Shares, or any other shares of capital stock of the Company, pursuant to the articles of incorporation of the Company or any other instrument, document or agreement to which it is a party.

2.7	Earnout.
(a)	Earnout Payment. The “Earnout” shall equal, to the extent achieved, the aggregate Earnout Payments. An “Earnout Payment” shall be payable to the Parent (or such other Affiliate of the Parent as it shall so designate by notice to the Acquirer from time to time) for each of the 2007, 2008, 2009 and 2010 calendar years. The Earnout Payment with respect to any such calendar year shall be equal to:
(i)	fifty percent (50%) of the portion of Earnout Revenue with respect to such calendar year in excess of the threshold of Eighteen Million Dollars ($18,000,000) received during such calendar year by the Acquirer;
plus
(ii)	the Backlog Earnout Revenue received during such calendar year;
provided, however, that the Earnout Payments shall not exceed, in the aggregate, Eight Million Dollars ($8,000,000); provided, further, that for the 2007 calendar year, the threshold for determining the Earnout Revenue shall be equal to: (x) $18,000,000, multiplied by (A)(I) the number of calendar days from and including the Closing Date to and including December 31, 2007, divided by (B) 365.

(b)	Timing. Within sixty (60) days after the end of each calendar year, the Acquirer shall deliver to the Parent a schedule setting forth in reasonable detail the Acquirer’s calculation of the Earnout Payment for such period, and, to the extent an Earnout Payment has been achieved with respect to any calendar year, pay the Parent by wire transfer (to an account designated by Parent to the Acquirer by notice) the full Earnout Payment for such calendar year.

(c)	Dispute Resolution. In the event that the Covance Parties disagree with the computation of any Earnout Payment, the Covance Parties shall provide written notice of their objections thereto, which notice shall state the basis of the Covance Parties’ objections in reasonable detail (each, an “Earnout Payment Dispute Notice”) within thirty (30) days after the Acquirer’s payment of such Earnout Payment to the Covance Parties. If the Covance Parties do not deliver an Earnout Payment Dispute Notice within the thirty (30) day period following the payment by the Acquirer of any Earnout Payment, the calculation of such shall be final and binding on the Parties. For the sake of clarity, such thirty (30)-day dispute period shall apply only to the most recent Earnout Payment, and the Covance Parties shall not dispute any Earnout Payment paid before the then most recent Earnout Payment. If the Covance Parties timely deliver an Earnout Payment Dispute Notice, then any undisputed amount shall be paid promptly, and during the twenty (20)-day period following such delivery, the Acquirer and the Covance Parties shall attempt to resolve any differences that they may have with respect to any matters specified in such Earnout Payment Dispute Notice (which resolution, if any, shall be final and binding on all Parties). If, at the end of such twenty (20)-day period, the Parties shall have failed to reach written agreement with respect to all such matters, then, any matter properly specified in the Earnout Payment Dispute Notice with respect to which agreement has been reached shall be paid promptly, and all such matters properly specified in the Earnout Payment Dispute Notice with respect to which an agreement has not been reached (the “Earnout Payment Disputed Matters”) shall be submitted to and arbitrated by an independent international certified public accounting firm mutually selected by the Parties (the “Earnout Payment Arbitrator”). The Earnout Payment Arbitrator shall act promptly, and the Earnout Payment Arbitrator’s decision with respect to all Earnout Payment Disputed Matters shall be final and binding upon the Parties. The prevailing Party in the arbitration shall be entitled to the reimbursement from the non-prevailing Party of the prevailing Party’s reasonable attorney’s and accountant’s fees and costs incurred in connection with the arbitration. For purposes of this Section 2.7(c), the prevailing Party shall be deemed to be the Party whose computation of the Earnout Payment as submitted to the Earnout Payment Arbitrator is closest to the amount of the Earnout Payment as finally determined by the Earnout Payment Arbitrator. Notwithstanding the foregoing, if neither Party’s computation of the Earnout Payment is within twenty percent (20%) of the amount of the Earnout Payment as finally determined by the Earnout Payment Arbitrator, then each Party shall be responsible for its fees and costs for the arbitration process. To the extent that the full Earnout Payment due and payable to Parent for a particular calendar year is not paid within sixty (60) days after the end of such calendar year, Acquirer shall pay, in addition to any additional portion of the Earnout Payment otherwise due and payable, interest on any such unpaid portion of the Earnout Payment due and payable to Parent at a rate of five percent (5%) per annum commencing on the date that is sixty (60) days after the end of such calendar year and continuing through and including the date on which the unpaid Earnout Payment is paid. To the extent that a physical location is necessary for any arbitration under this Section, such arbitration shall be conducted in Philadelphia, Pennsylvania. Any arbitration under this Section shall be conducted in accordance with the rules of the American Arbitration Association.

(d)	No Set Off. Except as set forth in Section 9.8 hereof, the Acquirer shall not have any right to set off any obligation or liability with respect to the Earnout Payments.
2.8	Purchase Price Adjustment.
(a)	Closing Net Working Capital Statement. As soon as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, the Acquirer shall cause to be prepared and delivered by notice to the Covance Parties a statement reflecting the Closing Net Working Capital (the “Closing Net Working Capital Statement”). The Acquirer shall, within five (5) business days after a request by the Covance Parties, make available to the Covance Parties at all reasonable times all books and records of the Company reasonably requested of the Acquirer in order for the Covance Parties to be able to evaluate the Acquirer’s calculations and methodology in preparing the Closing Net Working Capital Statement.

(b)	Acceptance. If within thirty (30) days following delivery by notice of the Closing Net Working Capital Statement, neither Covance Party has provided the Acquirer written notice of its objection as to the Closing Net Working Capital, then the Closing Net Working Capital calculated by the Acquirer shall be final and binding on the Parties (the “Acceptance Date”).

(c)	Closing Net Working Capital Adjustment Amount. If the Closing Net Working Capital is less than the Target Net Working Capital, then the difference, determined by subtracting the Closing Net Working Capital from the Target Net Working Capital shall be paid to the Acquirer by the Shareholder within five (5) business days after the Acceptance Date by wire transfer to an account specified by the Acquirer by notice to the Shareholder. If the Closing Net Working Capital is greater than the Target Net Working Capital, determined by subtracting the Target Net Working Capital from the Closing Net Working Capital, the difference shall be paid to the Shareholder within five (5) business days after the Acceptance Date by wire transfer by the Acquirer to an account specified by the Covance Parties by notice to the Acquirer. Notwithstanding the foregoing, in the event that the difference between the Closing Net Working Capital and the Target Net Working Capital is less than $15,000 in either direction, then no adjustment or other payment in respect of such adjustment shall be made.

(d)	Dispute Resolution. In the event that any Covance Party disagrees with the computation of the Closing Net Working Capital as reflected on the Closing Net Working Capital Statement, the Covance Parties shall provide written notice of their objections thereto, which notice shall state the basis of the Covance Parties’ objections in reasonable detail (a “Working Capital Dispute Notice”) within thirty (30) days after the delivery by notice of the Closing Net Working Capital Statement to the Covance Parties. If the Covance Parties do not timely deliver by notice a Working Capital Dispute Notice, the Net Working Capital as set forth on the Closing Net Working Capital Statement shall be final and binding on the Parties. If the Covance Parties timely deliver by notice a Working Capital Dispute Notice, then any undisputed amount shall be final and binding on all Parties, and during the twenty (20) day period following such delivery, the Acquirer and the Covance Parties shall attempt to resolve any differences that they may have with respect to any matters specified in the Working Capital Dispute Notice (which resolution, if any, shall be final and binding on all Parties). If, at the end of such twenty (20) day period, the Parties shall have failed to reach written agreement with respect to all such matters, then, any matter specified in the Working Capital Dispute Notice with respect to which agreement has been reached shall be final and binding on all Parties, and all such matters specified in the Working Capital Dispute Notice with respect to which an agreement has not been reached (the “Working Capital Disputed Matters”) shall be submitted to and arbitrated by an independent international certified public accounting firm selected mutually by the Parent and the Acquirer (the “Working Capital Arbitrator”). The Working Capital Arbitrator shall consider only the Working Capital Disputed Matters and shall be required to determine all components of Closing Net Working Capital in accordance with this Agreement and the definition of Net Working Capital as contained herein. The Working Capital Arbitrator shall act promptly, and the Working Capital Arbitrator’s decision with respect to all Working Capital Disputed Matters shall be final and binding upon the Parties. The prevailing Party in the arbitration shall be entitled to the reimbursement from the non-prevailing Party of the prevailing Party’s reasonable attorney’s and accountant’s fees and costs incurred in connection with the arbitration. For purposes of this Section 2.8(d), the prevailing Party shall be deemed to be the Party whose computation of the Closing Net Working Capital as submitted to the Working Capital Arbitrator is closest to the amount of the Closing Net Working Capital as finally determined by the Working Capital Arbitrator. Notwithstanding the foregoing, if neither Party’s computation of the Closing Net Working Capital is within twenty percent (20%) of the amount of the Closing Net Working Capital as finally determined by the Working Capital Arbitrator, then each Party shall be responsible for its fees and costs for the arbitration process. To the extent that a physical location is necessary for any arbitration under this Section, such shall be conducted in Philadelphia, Pennsylvania. Any arbitration under this Section shall be conducted in accordance with the rules of the American Arbitration Association.

(e)	Purchase Price Adjustment. Any amounts paid pursuant to this Section 2.8 shall be aggregated and referred to herein as a “Purchase Price Adjustment.”
2.9	Additional Backlog Payments.
(a)	Unsigned and On Hold Backlog.
(i)	With respect to the Contracts identified on Schedule 2.9(a)(i) (collectively, the “Unsigned Backlog”), an Unsigned Backlog Payment shall be payable by the Acquirer to the Parent (or such other Affiliate of the Parent as it shall so designate by notice to the Acquirer from time to time) on the earlier to occur of (A) execution of a written contract relating to the applicable portion of the Unsigned Backlog or (B) the date of the Company’s first recognition of Revenue relating to the applicable portion of the Unsigned Backlog. An “Unsigned Backlog Payment” shall be equal to fifty-five percent (55%) of the aggregate dollar value of the (X) Services already provided under such written contract on or after September 30, 2007 until the earlier of the date of its execution or the first recognition of Revenue thereunder plus (Y) Services to be provided under such written contract by its terms over the life of such written contract (which excludes, for the sake of clarity, the aggregate dollar value of Services under (X) above).

(ii)	With respect to the written contracts identified on Schedule 2.9(a)(ii) (collectively, the “On Hold Backlog”), an On Hold Backlog Payment shall be payable by the Acquirer to the Parent (or such other Affiliate of the Parent as it shall so designate by notice to the Acquirer from time to time) on the date of the Company’s recognition of Revenue relating to the applicable portion of the On Hold Backlog. An “On Hold Backlog Payment” shall be equal to fifty-five percent (55%) of the aggregate dollar value of Services to be provided under such written contract and set forth opposite such written contract on Schedule 2.9(a)(ii). The Unsigned Backlog Payments and the On Hold Backlog Payments shall collectively be referred to as “Additional Backlog Payments.”
(b)	Timing. Within thirty (30) days after the end of each calendar month, the Acquirer shall (i) deliver by notice to the Parent a schedule setting forth in reasonable detail the Acquirer’s calculation of any Additional Backlog Payments that became payable in the preceding calendar month (each, a “Monthly Backlog Notice”), and (ii) pay the Parent by wire transfer (to an account designated by Parent) the aggregate Additional Backlog Payments for such preceding calendar month.

(c)	Dispute Resolution. In the event that the Covance Parties disagree with the computation of any Unsigned Backlog Payment or On Hold Backlog Payment, the Covance Parties shall provide written notice of their objections thereto, which notice shall state the basis of the Covance Parties’ objections in reasonable detail

(an “Additional Backlog Payment Dispute Notice”) within thirty (30) days after receipt of a Monthly Backlog Notice by the Covance Parties. If the Covance Parties do not deliver an Additional Backlog Payment Dispute Notice within the thirty (30) day period following the receipt of a Monthly Backlog Notice, the calculation of such shall be final and binding on the Parties. If the Covance Parties timely deliver an Additional Backlog Payment Dispute Notice, then during the twenty (20)-day period following such delivery, the Acquirer and the Covance Parties shall attempt to resolve any differences that they may have with respect to any matters specified in such Additional Backlog Payment Dispute Notice (which resolution, if any, shall be final and binding on all Parties). If, at the end of such twenty (20)-day period, the Parties shall have failed to reach written agreement with respect to all such matters, then, any matter properly specified in the Additional Backlog Payment Dispute Notice with respect to which an agreement has not been reached (the “Additional Backlog Payment Disputed Matters”) shall be submitted to and arbitrated by an independent international certified public accounting firm mutually selected by the Parties (the “Additional Backlog Payment Arbitrator”). The Additional Backlog Payment Arbitrator shall act promptly, and the Additional Backlog Payment Arbitrator’s decision with respect to all Additional Backlog Payment Disputed Matters shall be final and binding upon the Parties. The prevailing Party in the arbitration shall be entitled to the reimbursement from the non-prevailing Party of the prevailing Party’s reasonable attorney’s and accountant’s fees and costs incurred in connection with the arbitration. For purposes of this Section 2.9(c), the prevailing Party shall be deemed to be the Party whose computation of the applicable Unsigned Backlog Payment or On Hold Backlog Payment as submitted to the Additional Backlog Payment Arbitrator is closest to the amount of the Unsigned Backlog Payment or On Hold Backlog Payment, as applicable, as finally determined by the Additional Backlog Payment Arbitrator. Notwithstanding the foregoing, if neither Party’s computation of the applicable Unsigned Backlog Payment or On Hold Backlog Payment is within twenty percent (20%) of the amount of the Unsigned Backlog Payment or On Hold Backlog Payment, as applicable, as finally determined by the Additional Backlog Payment Arbitrator, then each Party shall be responsible for its fees and costs for the arbitration process. To the extent that a physical location is necessary for any arbitration under this Section, such arbitration shall be conducted in Philadelphia, Pennsylvania. Any arbitration under this Section shall be conducted in accordance with the rules of the American Arbitration Association.

(d)	No Set Off. Except as set forth in Section 9.8 hereof, the Acquirer shall not have any right to set off any obligation or Liability with respect to the Additional Backlog Payments.
2.10	Parent’s Right to Audit. Parent shall, upon five (5) days prior written notice to the Acquirer and at Parent’s expense, have the right, during the normal business hours of the Acquirer, to an audit that is both reasonable in scope and manner, of the relevant books, records, work papers and related information of the Acquirer in connection with any payments to Parent or any Affiliate thereof under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COVANCE PARTIES
To induce the Acquirer to enter into this Agreement and to consummate the transactions contemplated hereby, and understanding that the Acquirer is relying on these representations and warranties in agreeing to do so, the Covance Parties hereby jointly and severally make the representations and warranties to the Acquirer, as of the Closing Date, except as set forth in the corresponding section of the disclosure schedule attached hereto (the “Disclosure Schedule”).
3.1	Division; Organization and Qualification; Subsidiaries and Other Interests.
(a)	Covance Cardiac Safety Services Inc., a Wisconsin corporation (the “Predecessor Entity”) was duly and effectively merged (the “Migratory Merger”) with and into the Company. The Company was the surviving corporation of the Migratory Merger. Upon effectiveness of the Migratory Merger, the name of the Company was duly and effectively changed from Covance CSS Inc., a Pennsylvania corporation, to Covance Cardiac Safety Services Inc., a Pennsylvania corporation. Upon effectiveness of the Migratory Merger, the Company succeeded to all of the assets and liabilities (including, without limitation, any Liabilities) of the Predecessor Entity. Promptly following the effectiveness of the Migratory Merger, the Company was duly and effectively divided (the “Division”). The resulting corporations of the Division were the Company, as the surviving corporation of the Division, and Covance NPA, as the new corporation of the Division. Pursuant to, and in accordance with the terms of, the Division, (i) all assets and liabilities (including, without limitation, any Liabilities) of the Company relating to non-pharmaceutical testing services, including, without limitation, all assets and liabilities (including, without limitation, any Liabilities) attributable to the Section 3.14(t) Contracts were duly and effectively allocated to Covance NPA, (ii) from and after the effective time of the Division, the Company was free of all liabilities (including, without limitation, any Liabilities) relating to non-pharmaceutical testing services, including, without limitation, all assets and liabilities (including, without limitation, any Liabilities) attributable to the Section 3.14(t) Contracts. Neither the Plan of Division adopted by the Company with respect to the Division, the consummation of the Division nor the allocation of liabilities between the Company and Covance NPA as a result of the Division (i) effected any fraud on minority shareholders or shareholders without voting rights, (ii) effected any violation of law or (iii) constituted any fraudulent transfer, including without limitation, a fraudulent transfer under 12 Pa.C.S. Ch. 51 (relating to fraudulent transfers).

(b)	The Company has authorized share capital stock of 17,897,000 shares, consisting of 10,000,000 shares of Common Stock with a par value of $0.01 each and 7,897,000 shares of Preferred Stock with a par value of $0.01 each, of which authorized share capital, 4,925,805.46 shares of Common Stock are issued and outstanding, and no other shares of capital stock are issued or outstanding. All of the Target Shares (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are owned by the Shareholder, free and clear of all Liens or any other rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued capital stock, or other equity interests or other securities of the Company or otherwise obligating the Company to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities. The Company does not have any direct or indirect Subsidiaries.

(c)	Each of the Company, the Parent, Covance NPA and the General Partner is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Shareholder is a limited partnership duly organized, validly existing and in good standing under the laws of Indiana. The Company is duly qualified or licensed, and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Company Material Adverse Effect. Each of such jurisdictions where the Company is so qualified are listed in Section 3.1(c) of the Disclosure Schedule. The Company has full corporate power to carry on and conduct its business and carry on all of its activities as it is now conducts and has since its organization been conducted, and to own, lease and operate the assets of its business. The Covance Parties have delivered to the Acquirer accurate and complete copies of the articles of incorporation or certificate of incorporation, as applicable, the bylaws and all other organizational or governing documents for the Predecessor Entity, the Company, Covance NPA and the General Partner, and each thereof is in full force and effect certified as such by each secretary thereof. The Covance Parties have delivered to the Acquirer accurate and complete copies of the certificate of limited partnership and the limited partnership agreement for the Shareholder, each of which is in full force and effect certified as such by a person expressly authorized to act on behalf of the Shareholder. The Covance Parties have delivered to the Acquirer the articles of merger with respect to the Migratory Merger filed with each of the Secretary of State of the State of Wisconsin and the Department of State of the Commonwealth of Pennsylvania, and the articles of division of the Company filed with the Department of State of the Commonwealth of Pennsylvania, each certified by, as the case may be, the Department of State of the Commonwealth of Pennsylvania or the Secretary of State of the State of Wisconsin.

(d)	The Shareholder has good and marketable title to the Target Shares, free and clear of any and all Liens or any other rights of others. No Covance Party is a party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, voting trust, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any of the Target Shares, and the Target Shares are not subject to any of the foregoing agreements, instruments, powers or rights. The Shareholder has the sole and absolute right, power and authority to sell, assign and transfer the Target Shares as contemplated by this Agreement. The Acquirer shall acquire good and unencumbered title to the Target Shares, free and clear of all Liens or any other rights of others, and not subject to any adverse claim (other than any Lien or adverse claim created by the Acquirer) when acquired by the Acquirer in the manner contemplated by this Agreement.
3.2	Authority and Authorization. Each of the Company, the General Partner, and the Parent has all requisite corporate power and authority, and the Shareholder has all requisite limited partnership power and authority, to execute and deliver this Agreement, the General Release (as defined below), the Exclusive Marketing Agreement (collectively with this Agreement, the Transition Services Agreement and the General Release, the “Transaction Documents”) and any other agreements or instruments entered into in connection with the transactions contemplated by this Agreement which it is or will be a party, to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be consummated by it by this Agreement or any other Transaction Document. Each of the Predecessor Entity and the Company had all requisite corporate power and authority to execute and deliver each agreement and instrument entered into in connection with the transactions contemplated by the Migratory Merger and Division, to observe and perform its obligations thereunder and to consummate the transactions contemplated by it by the Migratory Merger and the Division. The execution and delivery by each of the Company, the Predecessor Entity, the Shareholder and the Parent of this Agreement, the other Transaction Documents and any document or instrument contemplated by the Migratory Merger or the Division to which it is a party or signatory, the observance and performance by each of the Company, the Predecessor Entity, the General Partner, the Shareholder and the Parent of its obligations hereunder, under the other Transaction Documents and under any document or instrument contemplated by the Migratory Merger or the Division, to which it is a party or signatory and the consummation by it of the transactions contemplated for it by this Agreement, the other Transaction Documents and the Migratory Merger or the Division, has been duly and validly authorized by all necessary action on its part, and no further or other action including, without limitation, any action of the Company, the Predecessor Entity, the General Partner, the Shareholder, the Parent or the stockholders of, respectively, the Company, the Predecessor Entity, the General Partner or the Parent or the partners of the Shareholder is required with respect to any of the foregoing. This Agreement has been, and each other Transaction Document upon the execution and delivery thereof will be duly and validly executed and delivered by each of the Company, the General Partner, the Shareholder and the Parent and each Transaction Document constitutes, or will constitute upon execution and delivery, to the extent party thereto (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), a legal, valid and binding obligation of each of the Company, the General Partner, the Shareholder and the Parent enforceable against, to the extent party thereto, each in accordance with its respective terms, except as enforceability may be limited by principles of equity or public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	No Breach, Default, Violation or Consent. The execution and delivery by each of the Company, the Shareholder and the Parent of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)	Breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default), require any consent or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which the Company, the Predecessor Entity, the General Partner or any Covance Party is a party or by which any of them or any of their respective assets are bound or subject;

(b)	Breach or otherwise violate any order, writ, judgment, injunction or decree issued by any court, tribunal, adjudicatory authority, governmental official or entity to which the Company, the General Partner or any Covance Party or any of their respective assets are bound or subject;

(c)	Result in the creation of any Lien on the Company’s assets or the Target Shares;

(d)	Violate, or give any Person the right to challenge any of the transactions contemplated hereby or by any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any law, rule, regulation, ordinance or code of any governmental entity (each a “Governmental Rule”) to which the Company, the General Partner or any Covance Party or any of their respective business or assets is subject or by which they are bound;

(e)	Require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person; or

(f)	Violate any provision of the charter or other organizational documents of the Company, the Shareholder, the General Partner or the Parent, including, without limitation, the bylaws of the Company, the General Partner or the Parent, or the limited partnership agreement of the Shareholder or any resolutions adopted by the board of directors of the Company, the General Partner or the Parent, or the applicable governing body of the Shareholder.
3.4	Financial Statements.
(a)	The Company has delivered to the Acquirer (i) the unaudited balance sheets (the “Balance Sheets”) of the Predecessor Entity as of December 31, 2004, 2005 and 2006 and, as of March 31, June 30 and September 30, 2004, 2005 and 2006 and March 31, June 30, 2007 and September 30, 2007 (September 30, 2007 being referred to herein as the “Balance Sheet Date”) and (ii) the unaudited statements of operations (collectively with the Balance Sheets, the “Company Financials”) for the years ended December 31, 2004, 2005 and 2006 and the three-month periods ended March 31, June 30 and September 30, 2004, 2005 and 2006 and March 31 and June 30, 2007, and for the three-month period ended September 30, 2007.

(b)	The Company Financials fairly present, and any financial statements of the Company and the Predecessor Entity prepared after the date of this Agreement and at or prior to the Closing will fairly present, in all material respects the financial condition and results of operations of the Company and the Predecessor Entity as of, and for the periods presented, subject in the case of interim financials to normal year-end adjustments. The Company Financials are correct and complete in all material respects and were prepared in accordance with the books and records of the Company and the Predecessor Entity in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)	The Company has implemented and maintained a system of internal accounting controls and financial reporting that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor the Predecessor Entity (i) has any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any respect the ability of the Company or the Predecessor Entity to record, process, summarize and report financial data, (ii) has any Knowledge of (nor does any Covance Party have any Knowledge of) any fraud, whether or not material, that involves the Company’s or the Predecessor Entity’s management or other employees, or any personnel of any Covance Party, who have a significant role in the preparation of financial statements or the internal controls utilized by the Company or the Predecessor Entity, or (iii) have any Knowledge of (nor does any Covance Party have any Knowledge of) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing) that has caused or could reasonably be expected to cause a Company Material Adverse Effect.

(d)	The books of account and related records of the Company and the Predecessor Entity fairly reflect in reasonable detail the assets, liabilities and transactions of the Company and the Predecessor Entity in accordance with GAAP, consistently applied.

(e)	The Company does not have any Liability, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate that is not clearly disclosed, in reasonable detail, on the face of the Company Financials or on Section 3.4(e) of the Disclosure Schedule.

(f)	Other than the Migratory Merger or the Division, since the Balance Sheet Date: (i) each the Company and the Predecessor Entity has conducted its business only in the ordinary course; (ii) there has been no change in the financial condition, results of operations, business, properties, assets, Liabilities or prospects of each of the Company and the Predecessor Entity that has resulted, or could reasonably be expected to result, in a Company Material Adverse Effect; and (iii) neither the Company nor the Predecessor Entity has authorized or paid any dividend or other distribution in respect of its capital shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its capital shares.

(g)	Section 3.4(g) of the Disclosure Schedule fairly presents the Backlog of the Company and the Predecessor Entity in all material respects. Section 3.4(g) of the Disclosure Schedule lists each customer of the Company and the Predecessor Entity for which the Company and the Predecessor Entity have included any Services in the Backlog, together with (i) the Contract dollar value of Services for each of the customers included in the Backlog and (ii) the amount of anticipated and aggregate cash payments to still be received from each customer included in the Backlog after September 30, 2007. The Backlog reflects the Covance Parties’ and the Company’s projected anticipated and aggregate cash payments from the Contracts, and all such Contracts were entered into in the ordinary course of business and remain in full force and effect as of the date hereof; provided, that, for the sake of clarity, no oral Contracts or other oral arrangements are included in Backlog. Other than for cancellations in the ordinary course of business and at a rate consistent with past experience of the Company or the Predecessor Entity (of which cancellations, none of the Parent, the Shareholder, or the Company has any Knowledge), none of the Parent, the Shareholder or the Company has any reason to believe that the Backlog will not be converted to Revenue from Services to be provided in accordance with the terms of the relevant Contract.

(h)	Except as set forth on Section 3.4(h) of the Disclosure Schedule, there are no intercompany Liabilities or payables of the Company. Any intercompany Liability or payable of the Company listed on Section 3.4(h) of the Disclosure Schedule and any other amount owing from the Company to any Covance Party or any Affiliate thereof shall be cancelled and forgiven upon execution and delivery of the General Release.

(i)	Section 3.4(i) of the Disclosure Schedule sets forth a true and complete aging receivables report of the Company and the Predecessor Entity as of the Balance Sheet Date.

(j)	Section 3.4(j) of the Disclosure Schedule sets forth a true and complete fixed assets report of the Company and the Predecessor Entity as of the Balance Sheet Date.

(k)	Since January 1, 2004, to the Knowledge of any Covance Party or the Company, (i) none of the Company, the Predecessor Entity or any director, officer, employee, auditor, accountant or representative of the Company or the Predecessor Entity, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Predecessor Entity or, in either case, its internal accounting controls relating to periods after January 1, 2004, including any material complaint, allegation, assertion or claim that the Company or the Predecessor Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or the Predecessor Entity, whether or not employed by the Company or the Predecessor Entity, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2004, by the Company, the Predecessor Entity or any of the Company’s or the Predecessor Entity’s officers, directors (or any committee thereof), employees or agents or, to the Knowledge of any Covance Party or the Company, to any director or officer of the Company or the Predecessor Entity.
3.5	Tax Matters.
(a)	(i) All Tax Returns required to be filed by or on behalf of the Company and the Predecessor Entity have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable (whether or not shown on any Tax Return) by or on behalf of the Company and the Predecessor Entity, have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in its financial statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and the Predecessor Entity.

(b)	Each of the Company and the Predecessor Entity has complied with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable laws.

(c)	The Acquirer has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company or the Predecessor Entity relating to the taxable periods beginning January 1, 2003 or later and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or the Predecessor Entity.

(d)	No claim has been made by a Taxing Authority in a jurisdiction where the Company or the Predecessor Entity has not filed Tax Returns such that the Company or the Predecessor Entity is or may be subject to taxation by that jurisdiction.

(e)	All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or the Predecessor Entity have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has any Covance Party, the Company or the Predecessor Entity received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or the Predecessor Entity in writing which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Taxing Authority for any subsequent taxable period.

(f)	Neither the Company nor the Predecessor Entity, nor any other Person on the Company’s or the Predecessor Entity’s behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law.

(g)	No property owned by the Company or the Predecessor Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign law comparable to any of the provisions listed above.

(h)	The Shareholder is not a foreign person within the meaning of Section 1445 of the Code.

(i)	Neither the Company nor the Predecessor Entity is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which the Company or the Predecessor Entity will have any obligation to make any payments after the Closing.

(j)	There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or the Predecessor Entity, except for any Taxes not yet due and payable.

(k)	Neither the Company nor the Predecessor Entity has ever been a member of any consolidated, combined, Affiliated or unitary group of corporations for any Tax purposes, except for any group of which the Parent is the common parent.

(l)	Neither the Company nor the Predecessor Entity has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(m)	There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or the Predecessor Entity by reason of Section 280G of the Code or result in the imposition of an excise tax under Section 4999 of the Code.

(n)	Neither the Company nor the Predecessor Entity has ever constituted a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereunder.
3.6	Restrictions on Business Activities. There is no non-compete or other agreement or, to the Knowledge of any Covance Party or the Company, any applicable law to which the Company is, or the Predecessor Entity was, a party or otherwise bound which: (a) has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practices or activities of the Company as currently conducted, or, assuming there is no material change in the business practices or activities of the Company, after Closing; or (b) has or could reasonably be expected to have the effect of prohibiting any lease, license or acquisition of any assets or property (tangible or intangible) by the Company after Closing.
3.7	Litigation. There is no pending or, to the Knowledge of any Covance Party or the Company, threatened investigation, action, litigation, suit, claim or proceeding by or before any court, governmental entity or arbitrator (a) against or affecting the Company or the Predecessor Entity or any of the Company’s or the Predecessor Entity’s assets or against the directors or officers of the Company or the Predecessor Entity with respect to their role as an officer or director of the Company or the Predecessor Entity, or (b) adversely affecting the Target Shares or the Covance Parties’ respective rights thereto. There are no outstanding judgments, decrees, injunctions or orders of any court or any governmental official or entity against or adversely affecting the Company or the Predecessor Entity or any of the Company’s or the Predecessor Entity’s assets or the Company’s business as currently conducted or adversely affecting the Target Shares or any of the Covance Parties’ respective rights thereto. There is no governmental inquiry pending or, to the Knowledge of any Covance Party or the Company, threatened against or affecting the Company or the Predecessor Entity or any of the Company’s or the Predecessor Entity’s assets.

3.8	Permits. The Company has all permits, licenses, franchises, certificates, authorizations, consents and approvals of governmental entities which are necessary for the ownership or operation of its business or the ownership, operation or use of any of its assets, as such assets are currently used in the operation of its business (collectively, “Permits”), such Permits are in full force and effect, and the Company and the Predecessor Entity are in compliance with all Permits except where the failure to hold or to be in compliance with such permits, licenses, franchises, certificates, authorizations, consents and approvals, either individually or in the aggregate, would not reasonably be expected to result in any Company Material Adverse Effect. Neither the Company nor the Predecessor Entity has received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Permit. Section 3.8 of the Disclosure Schedule contains a list of all such Permits, true, complete and correct copies of which have been furnished to the Acquirer.

3.9	Title to Properties.
(a)	The Company owns, or has a valid leasehold interest in, or valid license for, all assets necessary for the conduct of its business as currently conducted. All tangible assets of the Company are in a good state of maintenance and repair and adequate for use in the Company’s business to the extent of its current operations. The Company owns no real property. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all such leases are valid and subsisting in full force and effect without any default of the Company thereunder and, to the Knowledge of any Covance Party or the Company, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company (or the Predecessor Entity) under any such lease or agreement or by any other party thereto. The Company’s possession of such property has not been disturbed and no claim has been asserted against the Company or the Predecessor Entity that is adverse to its rights in such leasehold interests.

(b)	The Company has good and marketable title to the assets reflected on the balance sheet as of the Balance Sheet Date, or acquired by the Company or the Predecessor Entity since the Balance Sheet Date other than assets disposed of in the ordinary course of business since the Balance Sheet Date; provided, that any such capital or fixed asset acquired or disposed by the Company or the Predecessor Entity since the Balance Sheet Date with a value of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, shall be set forth on Section 3.9(b) of the Disclosure Schedule. All assets reflected on the balance sheet as of the Balance Sheet Date are free and clear of mortgages, pledges, security interests, Liens, charges, claims, restrictions and other encumbrances, except for Permitted Liens.
3.10	Contracts and Commitments.
(a)	Section 3.10 of the Disclosure Schedule (organized and formatted in accordance with this Section) contains a list of each written or oral agreement, contract, instrument, lease, commitment or other restriction (collectively, the “Contracts”)

to which the Company or the Predecessor Entity is a party or which relates to the business, assets, operations or prospects of the Company or the Predecessor Entity, including without limitation, any of the following types (collectively, the “Material Contracts”):
(i)	leases, licenses, permits, franchises, insurance policies, governmental approvals, and other Contracts, in each case, concerning or relating to real property;

(ii)	employment, consulting, agency, collective bargaining, restrictive covenants, non-competition, non-solicitation, non-disclosure, confidentiality or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

(iii)	loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other Contracts relating to the borrowing of money or obtaining of or extension of credit;

(iv)	all Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property Rights;

(v)	brokerage or finders’ Contracts;

(vi)	joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including, without limitation, joint research and development and joint marketing Contracts);

(vii)	stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts, including, without limitation, any Contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business and consistent with past practices) entered into by the Company or the Predecessor Entity within the past five (5) years or involving continuing indemnity or other obligations;

(viii)	sales agency, manufacturer’s representative, marketing or distributorship Contracts;

(ix)	Contracts with respect to the representation of Company or the Predecessor Entity or the Company’s or the Predecessor Entity’s business in foreign countries;

(x)	master lease Contracts providing for the leasing of both: (A) personal property primarily used in, or held for use primarily in connection with, the business of Company and (B) other personal property; and

(xi)	any other Contracts that are material to the business or operations of the Company.
The Company has all rights and obligations of the Predecessor Entity under each of the Contracts. Each of the Contracts have been duly and validly transferred by virtue of the Migratory Merger from the Predecessor Entity to the Company by operation of law as if the Company is party thereto.

(b)	The Company has delivered to the Acquirer true, complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Contracts.

(c)	Neither the Company nor the Predecessor Entity is in default under any Material Contract, no act or omission by the Company or the Predecessor Entity has occurred which, with notice or lapse of time or both, would constitute such a default under any term or provision of any such Material Contract, and each of the Company and the Predecessor Entity has performed, in all material respects, its obligations under each Material Contract relating to the Services to which it is or was a party.

(d)	Neither the Company nor the Predecessor Entity has violated, in any material respect, any protocol for any study in connection with which either the Company or the Predecessor Entity provides or provided Services under any Material Contract.

(e)	Each of the Material Contracts is valid and in full force and effect.

(f)	To the Knowledge of any Covance Party or the Company, no other party to a Material Contract with the Company is in default under any such Material Contract, and no act or omission has occurred by any party which, with notice or lapse of time or both, would constitute such a default under any term or provision thereof.

(g)	The Predecessor Entity or the Company has paid to Oxford BioSignals (US) Inc., a Delaware corporation (“Oxford”), all “Milestone Payments” required to be paid by the Predecessor Entity or the Company pursuant to Section 3.1 of that certain Software License Agreement between Oxford and the Predecessor Entity, which “Milestone Payments,” for the sake of clarity, total One Hundred Fifty Thousand Dollars ($150,000).
3.11	Customers and Suppliers. Section 3.11 of the Disclosure Schedule sets forth a list of the ten (10) largest customers of, and the ten (10) largest suppliers providing goods and services to the Company and the Predecessor Entity for the 12-month period ended September 30, 2007, together with a summary description and the approximate dollar amounts of the goods or services provided to or by such Persons during each such period and a summary description of the goods or services provided. The Company’s and the Predecessor Entity’s relationships with the customers and suppliers set forth on

Section 3.11 of the Disclosure Schedule are on good terms, and, to the Knowledge of any Covance Party or the Company, no customer or supplier set forth on Section 3.11 of the Disclosure Schedule has any intent to materially reduce its business or discontinue doing business with the Company. There have been no billing disputes between the Company or the Predecessor Entity and any such customer or supplier set forth on Section 3.11 of the Disclosure Schedule involving an amount greater than Twenty-Five Thousand Dollars ($25,000) during the twenty-four (24) months prior to the date of this Agreement.
3.12	Insurance. Section 3.12 of the Disclosure Schedule sets forth a list and description of all policies of commercial liability, products liability, fire, casualty, worker’s compensation, errors and omissions, directors and officers liability, life, health, disability and other forms of insurance carried by or which otherwise cover the Company and the Predecessor Entity currently, including, with respect to each policy, whether such policy is on an “occurrence” or a “claims made” basis, Deductible or Self-Insured Retention, the name of the carrier, and the expiration date of the current premium period. All such policies are in full force and effect. With respect to those policies on Section 3.12 of the Disclosure Schedule that are “occurrence” basis policies, the Company shall be entitled to the full benefits of such insurance following Closing with respect to occurrences prior to Closing. The Company and the Predecessor Entity have regularly maintained (or maintained for it) all insurance policies in amounts and types required by law. Neither the Company nor the Predecessor Entity is in default with respect to any provision contained in any insurance policy, nor has the Company or the Predecessor Entity failed to give any notice or present any claim thereunder in accordance with the term of the policies and no cancellation, non-renewal, reduction of coverage or arrearage in premiums has occurred or, to the Knowledge of any Covance Party or the Company, been threatened or notice thereof given with respect to any policy, nor does any Covance Party or the Company have Knowledge of any grounds therefor. There is no basis for the assertion against the Company of any material retroactive adjustment to the rate or rates of worker’s compensation premiums payable by the Company or the Predecessor Entity.

3.13	Interested Party Transactions. No director, officer or employee of the Company or any Covance Party has, nor has any director, officer or employee of the Predecessor Entity had, any direct or indirect interest in (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) any entity that purchases from or sells or furnishes any goods or services to the Company; or (c) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 3.13. Neither the Company nor the Predecessor Entity is indebted to any officer, director, employee, partner, member or agent, and no such Person is indebted to the Company or the Predecessor Entity.

3.14	Compliance with Law.
(a)	The operations of the Company and the Predecessor Entity have been, are and will through Closing be conducted in accordance with applicable laws, regulations, ordinances, rules and other binding requirements of any governmental entity (including without limitation the United States Food and Drug Administration (“FDA”)), including, without limitation, all such laws, regulations, ordinances, rules and requirements relating to environmental, antitrust, consumer protection, labor and employment, employee benefits, zoning and land use, currency exchange, immigration, health, occupational safety, pension, securities, defense procurement and trading with the enemy matters, except to the extent that a violation of any of the foregoing is immaterial in both amount and consequence to the Company and the business of the Company. Since January 1, 2000, neither the Company nor the Predecessor Entity has received any notification of any asserted present or past failure by the Company or the Predecessor Entity to comply with such laws, regulations, ordinances, rules or requirements.
(b)	Neither the Company nor the Predecessor Entity, nor, to the Knowledge of any Covance Party or the Company, any Person or entity acting on behalf of the Company or the Predecessor Entity has, directly or indirectly, on behalf of or with respect to the Company or the Predecessor Entity (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, including, without limitation, gratuities to FDA employees, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.

(c)	Each of the Company and the Predecessor Entity have either adhered to all applicable FDA Guidance Documents (as defined in 21 CFR 10.115), or used alternative approaches that comply with all relevant statutes and regulations. The Company is currently certified to the ISO 13485 Standard.

(d)	Neither the Company nor the Predecessor Entity is the subject of any pending or, to the Knowledge of any Covance Party or the Company, threatened investigation by the FDA, or any other domestic or foreign regulatory body nor, to the Knowledge of any Covance Party or the Company, are there any grounds therefor. Neither the Company nor the Predecessor Entity has been notified and, to the Knowledge of any Covance Party or the Company, none of the Company’s or the Predecessor Entity’s customers have been notified, of (i) any fraud, untrue statements of material facts, bribery or illegal gratuities (“Wrongful Acts”), suspected Wrongful Acts, need for a validity assessment or deferral of substantive scientific review pending the outcome of a validity assessment arising out of information submitted by the Company or the Predecessor Entity in connection with any customer’s application(s) to the FDA; (ii) investigation by the U.S. Department of Justice, a congressional oversight committee or by any other domestic or foreign enforcement agency regarding the conduct of any customer that is related to services rendered by the Company or the Predecessor Entity; or (iii) the need for the Company or the Predecessor Entity to conduct an internal review of problems or deficiencies identified by the FDA or to submit to the FDA a corrective action operating plan.

(e)	Neither the Company nor the Predecessor Entity has made or makes any claims for third party reimbursement for any medical services rendered.

(f)	Neither the Company nor the Predecessor Entity has submitted any claim for payment, including, without limitation, billing any third party payor or patient for the cost of items or services properly allocable to a research project to any payment program in violation of any laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable foreign or domestic false claim or fraud law.

(g)	Neither the Company nor the Predecessor Entity has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar law, including 42 U.S.C. §1320 a-7b(b) (the “Anti-Kickback Statute”), or any applicable state anti-kickback law. For purposes of this representation, the terms hereof shall have the meaning established by the Anti-Kickback Statute.

(h)	Section 3.14(h) of the Disclosure Schedule lists all written claims or statements (including all correspondence with governmental entities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that alleges (i) any violation of any applicable rule, regulation, policy or requirement of any such program with respect to any activity, practice or policy of the Company or the Predecessor Entity; or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program with respect to any claim for payment or reimbursement made by the Company or the Predecessor Entity or any payment or reimbursement paid to the Company or the Predecessor Entity. The Company is not aware of the commencement of any investigation or inquiry, or the assertion of any claim or demand (or any grounds therefor) by, any governmental entity, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Company or the Predecessor Entity, or any payments or reimbursements claimed by the Company or the Predecessor Entity, in each case concerning or relating to any federal or state government funded health care program. Neither the Company nor the Predecessor Entity is, to the Knowledge of any Covance Party or the Company, as of the date of this Agreement, the subject of any outstanding audit by any government entity, intermediary or carrier and, to the Knowledge of any Covance Party or the Company, there are no grounds to anticipate any such audit review; in the foreseeable future, except such audits in the ordinary course.

(i)	The Company and the Predecessor Entity have adopted and implemented background check procedures in order to check the background of any person it considers to retain to provide services in any capacity in connection with an approved or pending drug product application or abbreviated drug application is listed in the FDA Office of Regulatory Affairs Debarment List. The FDA has not (i) refused to approve any drug application in which the Company or the Predecessor Entity has participated because of the participation of any person retained by the Company or the Predecessor Entity in said application; (ii) suspended the distribution of any drugs the development or approval of which was related to conduct of any person retained by the Company or the Predecessor Entity; (iii) removed from its review process any pending applications containing data submitted by the Company or the Predecessor Entity that it has determined to be fraudulent; (iv) imposed sanctions on the Company or the Predecessor Entity or any customer because it has determined that data submitted by the Company were knowingly false or fraudulent; (v) withdrawn any application, pending or approved, submitted by a customer suspected of misconduct related to actions or inactions of the Company or the Predecessor Entity; (vi) conducted a validity assessment or deferred substantive scientific review pending the outcome of a validity assessment arising out of information submitted by the Company or the Predecessor Entity in connection with any customer’s application(s) to the FDA; or (vii) suggested voluntary recall, or initiated an FDA-requested recall, of any product that is marketed based on an application that contains data submitted by the Company or the Predecessor Entity that are deemed by the FDA to be unreliable. No individual who was or may have been associated with or involved in wrongful acts identified by the FDA have any substantive authority on matters under the jurisdiction of the FDA.

(j)	Neither the Company nor the Predecessor Entity has been debarred and neither the Company nor the Predecessor Entity has acquiesced to debarment for any period of time under 21 U.S.C. §335a (and the Sections cross-referenced therein) or been the subject of a debarment hearing or, to the Knowledge of the any Covance Party or the Company, investigation.

(k)	Neither the Company nor the Predecessor Entity, nor, to the Knowledge of any Covance Party or the Company, any officer or employee of the Company or the Predecessor Entity has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state or foreign law or regulation, and neither the Company, the Predecessor Entity, nor any such individual has been so debarred.

(l)	Neither the Company nor the Predecessor Entity has made any untrue statement of material fact, materially false statements on, or material omissions from, any reports or other submissions, whether oral, written, or electronically delivered, to any customer or to any applicable Medical Product Regulatory Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any customer or any applicable Medical Product Regulatory Authority relating to any such clinical trial. Neither the Company nor the Predecessor Entity has, to the Knowledge of any Covance Party or the Company, committed any act, made any statement or failed to make any statement that would breach the FDA Compliance Policy Guide Section 120.100 “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” (CPG 7150.09) set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar laws, rules, regulations, policies, or any amendment or modification thereto, whether under the jurisdiction of the FDA or a comparable foreign regulatory authority.

(m)	Except as set forth on Section 3.14(m) of the Disclosure Schedule, neither the Company nor the Predecessor Entity, nor the facilities owned or used by the Company or the Predecessor Entity are subject to any adverse inspection, finding or deficiency, finding of non-compliance, or any other compliance or enforcement action from or by the FDA or any counterpart regulatory authority in any other applicable jurisdiction, nor have the Company or the Predecessor Entity or, to the Knowledge of any Covance Party or the Company, any facility owned or used by the Company or the Predecessor Entity, received any regulatory or warning letter, Form 483 warning letter, investigation notice, Section 305 notice (FDA Notice of Possible Criminal Prosecution). There are no pending, or to the Company’s or any Covance Party’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA or any counterpart regulatory authority related to the Company or the Predecessor Entity. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability.

(n)	None of the Company, any Covance Party or the Predecessor Entity has received any inquiries from any federal, state or other governmental authority regarding the Company’s or the Predecessor Entity’s negligent or allegedly wrongful handling of electronic records or patient information, and neither the Company’s nor the Predecessor Entity’s policies and practices regarding electronic records or patient information have been rejected by any governmental or non-governmental authority or certification organization that has reviewed them.

(o)	To the Knowledge of any Covance Party or the Company, there has been no unauthorized acquisition of patient information by the Company or the Predecessor Entity which would violate any applicable law.

(p)	The Company and the Predecessor Entity have implemented and maintain written and regularly reviews administrative, physical and technical safeguards, policies and procedures reasonably designed to protect the privacy and security of patient information; to identify and respond to, and notify individuals of, any breaches of security of patient information; and to comply with all applicable domestic and foreign laws, regulations, and contractual commitments concerning patient information.

(q)	Each of the Company, the Predecessor Entity, and, to the extent the Parent maintains any records of the Company, the Parent, complies, has at all times complied in all material respects and will comply through Closing, with the FDA’s “Part 11, Electronic Records; Electronic Signatures – Scope and Application” guidance document (the “Part 11 Guidance”), including without limitation the electronic records retention polices and copies of records policies contained in the Part 11 Guidance. Each of the Company and, to the extent the Parent maintains any records of the Company, the Parent, maintains the ability, from its own records, to accurately and promptly retrieve all material electronic records required under the Part 11 Guidance for the retention periods and corresponding requirements specified in the guidance. Each of the Company’s and, to the extent the Parent maintains any records of the Company, the Parent’s information technology systems necessary to accurately and promptly retrieve such electronic records are in good working order, and no other information technology or other systems are necessary to enable the Company to comply with the requirements of the Part 11 Guidance. To any Covance Party’s Knowledge or the Company’s Knowledge, the Company, the Predecessor Entity, and to the extent the Parent maintains any records of the Company, the Parent, has complied and each of the Company and the Parent continues to comply, with (i) the retention of records guidelines of the FDA, which, the Company and the Parent acknowledge, require records to be retained by the Company (and/or, to the extent applicable, the Parent) for two (2) years following any new drug application approval (See 21 CFR 11 and 21 CFR 312) and (ii) the International Conference on Harmonisation “Guidance E.6 Good Clinical Practice: Consolidated Guidelines”, which the Company and the Parent acknowledge, require records to be retained by the Company (and/or, to the extent applicable, the Parent) until at least two (2) years after the last approval of a marketing application in any International Conference on Harmonisation region (which, for the sake of clarity, are the United States, the European Union and Japan) or at least two (2) years have elapsed since the formal discontinuation of clinical development of the investigational product.

(r)	Each of the Company, the Predecessor Entity and, to the extent the Parent maintains any records of the Company, the Parent, has, and the Company (and/or, to the extent applicable, the Parent) does and will continue to retain the records referenced in (q) above for longer periods required by any applicable regulatory requirements or by agreement with any customer. To the extent any records retained to enable compliance by the Company with the Part 11 Guidance or Good Clinical Practices were or are maintained on any information technology system that is not owned and in the possession of the Company and in good and working order, such records have been migrated to one or more other information technology systems that are owned and in the possession of the Company and in good and working order, to the extent any records retained to enable compliance by the Company with the Part 11 Guidance or Good Clinical Practices were or are maintained on any information technology system that is not owned and in the possession of a Covance Party and in good and working order, such records have been migrated to one or more other information technology systems that are owned and in the possession of the Company or a Covance Party and in good and working order, and, in each case, validation of such migration has been shown in accordance with the rules and regulations of the FDA. Records relating to any such validation are in the possession of the Company.

(s)	Procedures and controls have been developed and implemented to allow data submitted by the Company in support of applications to be reliable and to address Wrongful Acts, if any, such as those that affect data reliability in a manner designed to eliminate repeat occurrences.

(t)	Section 3.14(t) of the Disclosure Schedule sets forth all of the Contracts to which the Predecessor Entity was ever party relating to provision of non-pharmaceutical testing services (the “Section 3.14(t) Contracts”). All of the Section 3.14(t) Contracts (i) have been terminated by the Predecessor Entity, and since the time of such termination the Predecessor Entity has not, and the Company has never, performed any of the Section 3.14(t) Contracts, and (ii) pursuant to the Division, any remaining rights and/or obligations thereunder haven been duly and effectively allocated to Covance NPA, such that each of the Company and the Predecessor Entity is free of all liabilities (including, without limitation, any Liabilities) thereunder). The Section 3.14(t) Contracts were terminated as a sole result of the decision of the Covance Parties to terminate them and the Covance Parties acknowledge that their collective decision to cause the Predecessor Entity to terminate the Section 3.14(t) Contracts was made irrespective of the views of any other Person.

(u)	The operations of the Company and the operations of the Predecessor Entity that remained with the Company following the Division, have been conducted in accordance with all applicable provisions of 45 C.F.R. part 164.103 and the applicable regulations codified at 45 C.F.R. parts 160 through 164 (“HIPAA Regulations”) promulgated under Title F of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, including, without limitation, the administrative, security and privacy requirements thereof. In connection therewith, and not in limitation thereof:
(i)	Neither the Company nor the Predecessor Entity has been the subject of any complaint filed with or investigation, compliance review or hearing by the Secretary of the U.S. Department of Health and Human Services and Neither the Company nor the Predecessor Entity has received any investigational subpoenas or inquiries related to the HIPAA Regulations;

(ii)	The Secretary of the U.S. Department of Health and Human Services has not imposed, neither any Covance Party nor the Company is aware of any intention or threat to impose, a civil money penalty on the Company or the Predecessor Entity for violation of the HIPAA Regulations; and

(iii)	Each of the Company and the Predecessor Entity has used and disclosed individually identifiable health information (as that term is defined in the HIPAA Regulations) only as permitted or required under the applicable HIPAA Regulations and any more stringent applicable state law.
(v)	Section 3.14(v) of the Disclosure Schedule sets forth all regulatory audits of the Company or the Predecessor Entity conducted by any Person since January 1, 2006. The Covance Parties have delivered to the Acquirer true, complete and correct copies of all written materials relating to any such audits. There is no issue that was raised during in any regulatory audit of the Company conducted by any Person from and including July 1, 2004 to and including December 31, 2005, that has not been resolved to the satisfaction of the Person conducting such audit.
3.15	Intellectual Property Rights.
(a)	Intellectual Property. Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of all (i) registered and unregistered Trademarks, (ii) Patents, (iii) registered Copyrights and (iv) domain names and e-mail addresses included in the Company Intellectual Property, in each case identifying the record and beneficial owner thereof and, in the case of any of the foregoing that are owned by a third party and licensed to the Company, indicating whether such license is exclusive or non-exclusive.

(b)	Action to Protect Intellectual Property. The Company and each of the Covance Parties has taken all commercially reasonable steps to protect the rights of the Company and the Predecessor Entity in the Company Intellectual Property and maintain the confidentiality of all information that at any time constituted a Trade Secret. Neither the Company, the Predecessor Entity nor any Covance Party has disclosed, nor is a party under any contractual or other obligation to disclose, to another Person any Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of any Covance Party or the Company, no Person has materially breached any such agreement or undertaking. Without limiting the foregoing, the Company, the Predecessor Entity and the Covance Parties have enforced in a commercially reasonable manner, a policy requiring all employees and independent contractors who have participated in the creation of any Intellectual Property that is used by the Company (other than Intellectual Property that is licensed to the Company pursuant to a written license agreement) or have had access to any Trade Secrets to enter into non-disclosure and invention assignment agreements substantially contained in the Company’s standard form (which has previously been provided to the Acquirer) and all such employees and independent contractors of the Company (whether or not currently employed or engaged by the Company) or Predecessor Entity have executed and delivered such an agreement.

(c)	Ownership of Intellectual Property. The Company exclusively owns all right, title and interest in and to all of the Company Intellectual Property in which the Company has, or the Predecessor Entity had, a direct or indirect interest (other than Intellectual Property that is licensed to the Company), including without limitation the Company Intellectual Property of which the Company or the Predecessor Entity is identified on Section 3.15(a) of the Disclosure Schedule as the owner thereof, free and clear of any and all Liens, encumbrances or other adverse ownership claims or interests, and neither the Company, the Predecessor Entity, nor any Covance Party has received any notice or claim challenging the Company’s ownership of, or license to, any Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor to the Knowledge of any Covance Party or the Company, is there a reasonable basis for any claim that the Company does not so own or license (as the case may be) any of such Company Intellectual Property.

(d)	Validity and Enforceability. The Company Intellectual Property (other than Intellectual Property that is licensed to the Company) is valid, enforceable and subsisting in the applicable jurisdictions. Neither the Company, the Predecessor Entity, nor any Covance Party has received any notice or claim challenging the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any Person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable, nor to the Knowledge of any Covance Party or the Company is there a reasonable basis for any claim that any of the Company Intellectual Property is either invalid or unenforceable.

(e)	Status and Maintenance of Intellectual Property; Certain Proceedings. All Intellectual Property listed on Section 3.15(a) of the Disclosure Schedule (other than any material unregistered Trademarks listed therein) has been registered or obtained in accordance with all applicable legal requirements (including, in the case of registered Trademarks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). Each of the Company and the Predecessor Entity has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of such Company Intellectual Property that is owned, in whole or in part, by the Company. All Trademarks listed on Section 3.15(a) of the Disclosure Schedule that are registered in the jurisdictions set forth on Section 3.15(a) of the Disclosure Schedule, and for which applications to register have been filed in such jurisdictions (excluding intent to use applications), have been used in the form appearing in, and in connection with the goods and/or services listed in, their respective registration certificates and applications therefor, respectively, since the dates of first use specified in such registrations and applications. None of such Trademarks has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of any Covance Party or the Company, no such action is or has been threatened with respect to any of such Trademarks. Neither the Company, the Predecessor Entity, nor any Covance Party has taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property listed on Section 3.15(a) of the Disclosure Schedule. No Patent listed on Section 3.15(a) of the Disclosure Schedule has been or is now involved in any interference, reissue or re-examination proceeding and, to the Knowledge of any Covance Party or the Company, (i) no such action is or has been threatened with respect to any such Patent and (ii) there is no patent owned by a third party interfering with any such Patent.

(f)	License Agreements. Section 3.15(f) of the Disclosure Schedule sets forth a complete and accurate list of all agreements currently in effect granting to the Company or the Predecessor Entity any right under or with respect to any Intellectual Property used in the business whether conducted by the Company or the Predecessor Entity, other than standard desktop software applications used generally in the operations of the Company or the Predecessor Entity (collectively, “License-In Agreements”). No loss or expiration of any of the right of the Company or the Predecessor Entity to use any Intellectual Property licensed to the Company or the Predecessor Entity under any License-In Agreement is pending or reasonably foreseeable or, to the Knowledge of any Covance Party or the Company, threatened. No licensor under any License-In Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company or the Predecessor Entity to the Intellectual Property licensed thereunder. Section 3.15(f) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements currently in effect under which the Company or the Predecessor Entity licenses or grants any other rights under any Company Intellectual Property owned, in whole or in part, by the Company or the Predecessor Entity to another Person, excluding non-exclusive internal use licenses granted by the Company or the Predecessor Entity to end user customers of the Company in connection with the business whether conducted by the Company or the Predecessor Entity (collectively, “License-Out Agreements”). The execution, delivery and performance by the Company and the Covance Parties of this Agreement, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company’s rights or obligations under any License-In Agreement or any License-Out Agreement.

(g)	Sufficiency of the Intellectual Property. The Company Intellectual Property owned, in whole or in part, by the Company and the Intellectual Property licensed to the Company under any License-In Agreement constitutes all the Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted and reasonably anticipated to be conducted in the future, excluding any Intellectual Property relating to standard desktop software applications used generally in the Company’s operations.

(h)	No Infringement by the Company or Third Parties; No Violations. None of the products, processes or other technology, content or materials, or any Intellectual Property used, or otherwise commercially exploited by or for the Company or the Predecessor Entity, nor any other current or former activities or operations of the Company or the Predecessor Entity, infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and neither of the Company, the Predecessor Entity nor any Covance Party has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring, nor, to the Knowledge of any Covance Party or the Company, is there any reasonable basis therefor. No Intellectual Property is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or the Predecessor Entity, or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. To the Knowledge of any Covance Party or the Company, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property.

(i)	Restrictions on Employees. To the Knowledge of any Covance Party or the Company, no employee or independent contractor of the Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or independent contractor carrying out his or her duties for the Company, or that would materially conflict with the Company Intellectual Property or the Company’s business as presently conducted and proposed to be conducted.
3.16	Employee Matters.
(a)	Employees.
(i)	Neither the Company nor the Predecessor Entity is a party to any collective bargaining agreement and is not a party to any pending or threatened labor dispute, work stoppage or labor strike, and none is threatened or reasonably anticipated. Except as set forth on Section 3.16(a)(i) of the Disclosure Schedule, since January 1, 2004, neither the Company nor the Predecessor Entity has been involved in any labor dispute, grievance, claim, complaint, charge, or litigation relating to employment, labor, safety, wage and hour, or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices, wage claims, or discrimination charges or complaints. Neither the Company nor the Predecessor Entity has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(ii)	Each of the Company and the Predecessor Entity (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee representation, occupational safety, and wages and hours, in each case, with respect to its employees; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to its employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(iii)	All Company employees are employed “at will” by the Company. Each of the Company and the Predecessor Entity has not entered into any agreement on or otherwise promised any employee any definite term of employment. Except as set forth on Schedule 3.16(a)(iii) of the Disclosure Schedule, each of the Company and the Predecessor Entity has not entered into any agreement on or otherwise promised any employee any form or amount of severance or separation benefit.

(iv)	Neither the Company nor the Predecessor Entity has incurred any Liability under the Worker Adjustment Retraining Notification Act (the “WARN Act”) or similar state or local law which remains unsatisfied, nor is the Company or the Predecessor Entity required to give any notice under the WARN Act or any similar state or local law, which has not already been given.

(v)	On or before the Closing Date, the Covance Parties have caused the Company to transfer the employment of each of the individuals listed on Section 3.16(a)(v) of the Disclosure Schedule (the “Transferred Employees”) to the Parent or one of its Affiliates, such that each of the Transferred Employees is not an employee of the Company as of the Closing Date.
(b)	Benefit Plans.
(i)	Section 3.16(b)(i) of the Disclosure Schedule lists all qualified pension or profit sharing plans, deferred compensation, bonus, group insurance contract, other incentive or welfare plan agreement, or arrangement or employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained or contributed to by the Company or the Predecessor Entity, or to which the Company or the Predecessor Entity is required to contribute (hereinafter “Employee Benefit Plans”). With respect to each Employee Benefit Plan, the Company has provided or made available to the Acquirer a complete copy of the current plan document or as, if applicable, the current summary plan description and any summary of material modifications thereto and the most recent determination letter received from the IRS for each applicable Employee Benefit Plan. The Company does not, and the Predecessor Entity did not, sponsor any Employee Benefit Plans.

(ii)	Neither the Company nor the Predecessor Entity has ever maintained, contributed to or had any obligation under any defined benefit pension plan, including, without limitation, any multiemployer pension benefit plan (as defined in Section 3(37)) of ERISA.

(iii)	No fiduciary, party in interest, or disqualified person with respect to any of the Employee Benefit Plans has engaged in any transaction described in

Section 406(a) or 406(b) of ERISA (and not exempt under Section 408 of ERISA) or in any transaction described in Section 4975 of the Code that may result in Liability to the Company.

(iv)	No Employee Benefit Plan provides, with respect to employees of the Company, death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by law or (ii) benefits under an Employee Benefit Plan qualified under Code Section 401(a).

(v)	The Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan as required to be made under the terms of such Employee Benefit Plan.

(vi)	Each Employee Benefit Plan, in which employees of the Company participate, that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, or with respect to a prototype plan adopted by the Company, such prototype plan has received an opinion from the IRS that such prototype plan is so qualified, and nothing has occurred since the date of such determination or opinion that could reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan.

(vii)	In elaboration and not in limitation of the foregoing, the transactions contemplated by this Agreement will not cause the Acquirer to incur any Liability or expense which accrued prior to the execution of this Agreement with respect to contributions or benefits under any Employee Benefit Plan applicable to employees of the Company.
3.17	Absence of Questionable Payments. Neither the Company nor the Predecessor Entity, nor any of the Company’s or the Predecessor Entity’s directors, officers, agents, employees or other Persons acting on its behalf or for the Company’s or the Predecessor Entity’s benefit has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds for such purpose under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type, or accepted or received any unlawful contributions, payments, gifts or expenditures under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulations of any type.

3.18	Environmental Matters. No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, or proceeding is pending or, to the Knowledge of any Covance Party or the Company, threatened, by any Person against the Company, any Covance Party or the Predecessor Entity with respect to any matters involving any Environmental Law. The

Company is, and for the past seven (7) years the Company and the Predecessor Entity have been, in compliance with all Environmental Laws, which compliance includes the possession by the Company of all permits and authorizations required of the Company under Environmental Laws and compliance with the terms and conditions thereof. Except as set forth on Section 3.18 of the Disclosure Schedule, to the Knowledge of any Covance Party or the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any disposal, release or threatened release of any Hazardous Substance on, under, in, from or about any property currently or formerly owned or operated by the Company or the Predecessor Entity, or otherwise related to the operations of the Company or the Predecessor Entity, that have resulted or could reasonably be expected to result in any Environmental Claim against the Company, the Predecessor Entity, the Acquirer or any property currently or formerly owned or operated by the Company or the Predecessor Entity.

3.19	Broker’s and Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company, the Covance Parties or any other Person with respect to any transaction involving the Company or the Predecessor Entity.

3.20	No Plan for Sale or Disposition. Since June 1, 2006, no Covance Party nor any Affiliate thereof had any plan or entertained any proposal with respect to the potential sale or other disposition of any central laboratory, any Phase I Unit, or any Phase II, III or IV Unit or business, which is reasonably expected to generate referral fees under the Exclusive Marketing Agreement, or any significant portion of the assets of any of the foregoing, owned or operated by any Covance Party or any Affiliate thereof, other than, with respect to internally conducted studies, plans or analyses, any thereof conducted in conformity with normal business practices of the Parent designed to assure the values of its assets and not contemplating the sale or other disposition thereof to any particular purchaser, and as of the date hereof and as of the Closing Date, no such plan or proposal is being entertained or contemplated, or has been put in place, by any Covance Party or any Affiliate thereof.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER
To induce the Company and the Covance Parties to enter into this Agreement and to consummate the transactions contemplated hereby, the Acquirer hereby represents and warrants to the Covance Parties as follows:
4.1	Organization and Qualification. The Acquirer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2	Authority and Authorization. The Acquirer has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents.

4.3	Execution and Binding Effect. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors of the Acquirer, and no other corporate action is required before the Acquirer may duly execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents. This Agreement has been, and on the Closing Date the Transaction Documents will be, duly and validly executed and delivered by the Acquirer and, assuming the due execution and delivery of each other party thereto, each constitutes (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Acquirer, enforceable against the Acquirer in accordance with their respective terms.

4.4	No Breach, Default, Violation or Consent. The execution, delivery and performance by the Acquirer of this Agreement and the Transaction Documents do not and will not violate any provision of the charter or other organizational documents of the Acquirer and to Acquirer’s Knowledge, the performance of the transactions contemplated herein will not result in a breach by the Acquirer of its representations and warranties delivered herein.

4.5	Purchase Price. The Acquirer has available to it sufficient funds to allow it to pay the Purchase Price and timely consummate the transactions contemplated by this Agreement.

4.6	No Plan for Acquisition. Since June 1, 2006, neither the Acquirer nor any Affiliate thereof had any plan or entertained any proposal with respect to the potential acquisition of any of clinical pharmacology unit or business, or any significant portion of the assets of any of the foregoing from any particular seller, other than, with respect to internally conducted studies, plans or analyses, any thereof conducted in conformity with normal business practices of the Acquirer, and as of the date hereof and as of the Closing Date, no such plan or proposal is being entertained or contemplated, or has been put in place, by the Acquirer or any Affiliate thereof.
ARTICLE 5
ACTIONS PRIOR TO CLOSING
5.1	Conduct of Business of the Company. Except with the prior written consent of the Acquirer (which shall not be unreasonably withheld or delayed), at all times from the date of execution of this Agreement to the Closing Date, the Company shall, and the Covance Parties shall cause the Company to:
(a)	Operate its business only in the ordinary course and consistent with past practice, and not amend its articles of incorporation or bylaws;

(b)	Use its best efforts to preserve its business organization intact, to continue the employment or keep available the services of its present officers and employees, and to preserve the good will of customers, subcontractors, suppliers and others having business relations with it;

(c)	Maintain, in the exercise of its reasonable business judgment, all assets consisting of real or personal property in good repair and operating condition, ordinary wear and tear excepted;

(d)	Comply with applicable Governmental Rules;

(e)	Promptly inform the Acquirer of the occurrence of any event or the existence of any condition which (i) constitutes or, with the giving of notice or the passage of time, or both, could constitute, a Company Material Adverse Effect; (ii) could cause any of the representations or warranties of the Covance Parties herein to be misleading or untrue; (iii) could cause any of the conditions to the Acquirer’s obligation to close not to be satisfied or (iv) would otherwise constitute a violation or breach of any of the terms or conditions hereof;

(f)	Not take or permit to be taken any of the following actions:
(i)	(A) enter into any new line of business, (B) incur or commit to any capital expenditures or any obligations or Liabilities other than capital expenditures which individually and in the aggregate do not exceed Ten Thousand Dollars ($10,000), or make payments in connection with any of the foregoing, or (C) enter into any transaction with its Affiliates;

(ii)	Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iii)	Enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than in the ordinary course of business consistent with past practice and in no event shall such Contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by the Company in excess of Ten Thousand Dollars ($10,000);

(iv)	Enter into any employment agreement with any Company employee, including, without limitation, any contract for a specific term of employment, any restrictive covenant and any change of control agreement, and/or violate, amend or otherwise modify or waive any of the terms of any of its Contracts;

(v)	Issue, deliver and sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts or commitments of any character obligating it to issue any such shares or other convertible securities;

(vi)	(A) make any loans, advances or capital contributions to, or investments in, any other Person or (B) incur any indebtedness for borrowed money in a single transaction or group of transactions in excess of Ten Thousand Dollars ($10,000) or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(vii)	Transfer or license to any Person any rights to its Intellectual Property Rights, other than the license of non-exclusive rights to its Intellectual Property Rights in the ordinary course of business consistent with past practice;

(viii)	Sell, lease, license or otherwise dispose of or create or impose any Lien on any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(ix)	Pay, discharge or satisfy in an amount in excess of Ten Thousand Dollars ($10,000) in any one case, any claim, Liability or obligation, absolute, accrued, asserted or unasserted, contingent or otherwise, arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials;

(x)	Reduce the amount of any insurance coverage provided by existing insurance policies;

(xi)	Terminate or waive any right of material value;

(xii)	Adopt or amend any employee benefit or stock purchase or option plan or hire any new employee, pay any special bonus or special remuneration to any consultant, employee or director other than pursuant to existing Contracts, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews; provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s past practices;

(xiii)	Grant any severance or termination pay: (A) to any director or officer, or (B) to any other employee except payments made pursuant to standard written Contracts outstanding on the date hereof;

(xiv)	(A) Commence any litigation, action or proceeding, other than: (I) for the routine collection of bills, (II) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business; provided that it consults with the Acquirer prior to the filing of such a suit, or (III) for a breach of this Agreement, or (B) settle or compromise any material litigation, action or proceeding or regulatory investigation pending or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any litigation, action, or proceeding or regulatory investigation pending;

(xv)	Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (except for purchases of equipment, supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xvi)	Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return (except as required to do so by law) or any amendment to a material Tax Return, enter into any closing Contract, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xvii)	Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xviii)	Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP or applicable statutory accounting principles;

(xix)	Except to the extent required to comply with its obligations hereunder or with applicable law, amend or propose to so amend its articles of incorporation, bylaws or other comparable organizational documents; and

(xx)	Take or agree in writing or otherwise to take any of the actions described in Sections 5.1(f)(i)-(xix) above, or any action that is reasonably foreseeable by any Covance Party to be likely to make any of their representations or warranties contained in this Agreement untrue or incorrect or prevent them from performing or cause them not to perform any of their respective covenants hereunder.

5.2	Confidentiality.
(a)	Confidentiality Agreement. Each of the Acquirer and the Parent shall, and the Parent shall cause each of the Shareholder and the Company in the same capacity as the Parent to, hold in confidence, and cause its respective consultants and advisers to hold in confidence, all documents and information furnished to it by or on behalf of another non-Affiliated Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents, pursuant to the terms of that certain Confidentiality Agreement, as amended and binding upon the Acquirer and the Parent as of April 20, 2007 between the Acquirer and the Parent (the “Confidentiality Agreement”).

(b)	Public Disclosure. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Acquirer and the Parent shall make all reasonable efforts to consult with each other before issuing or causing to be issued any press release or otherwise making any written public statement, if any, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, unless such press release or written public statement is required by law; provided, that either the Acquirer or the Parent may, without attempting to consult with the other, make oral and written communications that are consistent in content with any press release or other written public statement previously made that complied with this Section.
ARTICLE 6
OTHER AGREEMENTS
6.1	Access to Information. Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company and the Covance Parties will provide or cause to be provided to the Acquirer, and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities of the Company and to all records of the Company as the Acquirer may reasonably request, and will furnish or cause to be furnished to the Acquirer, and its authorized representatives, such financial and operating data and other information with respect to the business and properties of the Company as the Acquirer may from time to time reasonably request.

6.2	Covenants; Cooperation.
(a)	General Cooperation. Each Party agrees to use commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by any other Party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and make commercially reasonable efforts to obtain any consent or approval, including without limitation the consent or approval of any governmental entity, which is required, or otherwise contemplated, in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(b)	Records Retention; Replication. On and after the Closing Date and for the period of time required under Section 6.2(c) below, the Covance Parties shall assist the Company and the Acquirer in connection with the operations of the Company, to comply with the Part 11 Guidance and FDA requirements and guidance for the conduct of non-clinical laboratory studies, including, without limitation, 21 C.F.R. § 58.1 et seq. In particular, and not in limitation of the foregoing, the Covance Parties shall assist the Company in (i) accessing the archives where all raw data, documentation, protocols and interim and final reports and in expediently retrieving the same, and (ii) operating, maintaining and repairing the information technology systems on which such information resides, as further described in the Transition Services Agreement and in Section 6.2(c).

(c)	Archived Data. From the Closing Date and until the earlier of (i) two (2) years following FDA approval of a marketing application or two (2) years following application approval in any ICH region related to any clinical trial for which the Parent’s CT/Alpha Platform was used and (ii) the date on which the Parent has given to the Acquirer (A) all ECG Data (as defined below) related to studies in which the Parent’s CT/Alpha Platform was used and (B) a means to query and display such ECG Data such that the Acquirer and the Company can readily comply in all respects with any applicable laws, the needs of any regulatory audit and the demands of any customer, the Covance Parties shall, after any request by the Acquirer, promptly (as required by the applicable regulatory agency or customer) supply to the Acquirer and the Company, in electronic format suitable for human review and reasonably necessary for the Acquirer’s or the Company’s customer archival needs or compliance with any applicable law or regulatory audit, any ECG Data and customer and regulatory information, for any electrocardiogram study in which the Company provided services or otherwise participated in any respect and that is residing on the Parent’s CT/Alpha Platform or is otherwise in the Parent’s control. “ECG Data” means all digital and numerical electrocardiogram data and corresponding audit trails, including, without limitation, electrocardiogram source files and annotations, electrocardiogram results, interval duration measurements and morphology results, study setup parameters, study files (e.g., correspondence, protocol, setup forms, PM files, contracts, equipment logs, site certifications, etc.) including demography and visit information, FDA XML files, summary reports provided to clients and sites, data transfer specifications/documentation of delivery, QC/QA records and documentation on database lock. The Parent shall accompany all ECG Data with all iterations of such ECG Data including a comprehensive audit trail with old values, new values, reason for change, date/time change and name of person making any such changes.

(d)	Employees. To the extent that any person that is employed by the Company as of the Closing Date is terminated by the Acquirer (other than for cause) on or within one (1) year after the Closing Date (the identities of which the Company will provide to the Parent) and such person submits an application for employment with a Covance Party, the Covance Parties agree to consider such person for alternate employment with a Covance Party or an Affiliate thereof.

Notwithstanding the foregoing, the Parties agree that no employee shall be entitled to or guaranteed employment by any Covance Party, the Company or the Acquirer, and that the Company and the Acquirer are not obligated or bound to offer, provide or obtain alternate employment for any such employee; provided that in the event a Covance Party or an Affiliate thereof elects to offer any such person employment, such actions shall not be restricted by Section 6.3(b) hereof.
6.3	Non-Competition.
(a)	Restricted Period; Non-Competition.
(i)	For a period (the “Restricted Period”) ending upon the earlier of (i) the end of the Term (as defined in the Exclusive Marketing Agreement) of the Exclusive Marketing Agreement or (ii) the earlier termination of the Exclusive Marketing Agreement pursuant to Article 8 of the Exclusive Marketing Agreement, neither Covance Party shall, anywhere in the world, directly or indirectly (whether through an Affiliate, by giving direction to any other Person or otherwise), lend its, his or her name to, invest in, own, manage, operate, provide any financial assistance to (or otherwise finance), control, advise, render services to, receive any financial benefit from or guarantee the obligations of, any Person engaged in or planning to become engaged in the offer, sale or provision of the Services, except that Covance Parties and their respective Affiliates shall be permitted to engage in the offer, sale or provision of non-centralized diagnostic services.

(ii)	Nothing in Section 6.3(a)(i) shall prevent the Parent (or any Affiliate thereof) from (i) owning up to five percent (5%) of the outstanding voting stock of a publicly traded corporation or (ii) subject to the provisions of any other agreement to which the Acquirer and the Parent are party, acquiring a company whose principal line of business is not the provision of the Services.
(b)	Non-Solicitation. Until the end of the Restricted Period, neither Covance Party nor Acquirer shall, directly or indirectly (whether through an Affiliate, by giving direction to any other Person or otherwise), recruit, solicit or otherwise interfere with or attempt to entice away from the other party or any of its Affiliates (the “Restrictive Parties”) any Person who (i) at the time of such employment, retention, recruitment, solicitation, interference or enticement is, or has agreed to become, an employee, consultant or other independent contractor of any Restrictive Party or (ii) at any time during the 12-month period preceding such employment, retention, recruitment, solicitation, interference or enticement was an employee, consultant or other independent contractor of any Restrictive Party; provided that the foregoing restrictions shall not apply to the extent that any Person that would have otherwise been a Restricted Party has responded to a general solicitation of employees or contractors not specifically targeted to the other party’s employees or contractors or to the extent that any such Person has contacted either Acquirer or Covance Party, as applicable, independently.

(c)	Tolling of Restricted Period. The running of the Restricted Period shall be tolled by any court of competent jurisdiction or arbiter before whom any action is brought to enforce the restrictive covenants set forth in this Section 6.3 during any period of time during which either party is in violation of such covenant, and such period of time of violation shall be added to the end of the Restricted Period for the particular covenant that has been violated, once such violation ceases.

(d)	Specific Enforcement. The covenants set forth in Section 6.3 are a reasonable and necessary protection of the legitimate interests of the parties hereto and any failure of a party hereto (or any Affiliate of either) to comply with the requirements of such Section will cause the other party irreparable injury. The remedy at law for any breach or threatened breach of either such Section will be inadequate and, accordingly, each party shall, in addition to any other rights and remedies that such party may have, be entitled to seek an injunction or temporary restraining order to prevent such breach or threatened breach and to enforce the covenants set forth in Section 6.3 with any court of competent jurisdiction, in addition to any other remedy to which such party is entitled at law or in equity.
6.4	Employee Benefits.
(a)	Benefit Plans. Upon Closing, any employee of the Company who will remain an employee of the Company after Closing shall remain under the health and medical plans provided by the Parent on behalf of the Company until and through November 30, 2007. Promptly after November 30, 2007, the Parent shall offer all people employed by the Company benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any such employee who then receives COBRA benefits will do so through the policies of the Parent and/or the Company under which he or she participates. The Acquirer shall have the right to require the Parent to maintain any such employee under COBRA until such employee is no longer eligible under applicable law. The Acquirer shall reimburse the Parent for the amount of COBRA benefits paid to such employees. The Acquirer shall make commercially reasonable efforts to offer such employees placement under its benefit plans by January 1, 2008. In the event that any such employee is terminated within one (1) year of the Closing Date, the Acquirer will offer such employee a cash severance payment reasonably believed by the Acquirer to be similar to the cash severance payment such employee would have received from the Covance Parties.

(b)	TUPE. With respect to any employees of Covance Clinical and Periapproval Services Ltd., an entity formed under the laws of the United Kingdom and a wholly-owned indirect subsidiary of the Parent, set forth in the Transition Services Agreement, subject to the Covance Parties providing such assistance and information as the Acquirer may reasonably request, the Acquirer will reimburse the Parent for severance payments, which, for the sake of clarity, shall not include any payments with respect to TUPE, made to such employees if such employees are terminated in a manner consistent with the Redundancy and Benefits Policy attached hereto as Schedule 6.4(b) (the “Covance UK Severance Plan”). For the avoidance of doubt, any payment by the Acquirer shall be limited to any sums payable under, and in accordance with the terms of, the Covance UK Severance Plans as in effect on the date of this Agreement. After the Closing Date, the Parties will use commercially reasonable efforts to manage any post-termination obligations to the employees of Covance Clinical and Periapproval Services Ltd., and the Acquirer will use commercially reasonable efforts to comply with any guidelines relating to TUPE provided in writing to the Acquirer by the Parent with respect to personnel potentially covered by TUPE.
6.5	Leases.
(a)	Reno Lease. The Acquirer and the Parent acknowledge and agree that until the one (1) year anniversary of the Closing Date (the “Initial Term”), the Company shall continue to be solely responsible for all of its obligations under the Reno Lease, including any payment obligations thereunder. From the end of the Initial Term until the five (5) year anniversary of the Closing Date, the Company and the Parent shall split equally any payment obligations or other costs under the Reno Lease. On and after the Closing Date, each of the Acquirer and the Parent shall use its commercially reasonable efforts to find an appropriate lessee or sublessee, as applicable, that will, immediately following the Closing Date or later, either (i) lease the premises subject to the Reno Lease directly from Reno Technology Center 1, LLC, (ii) assume the Reno Lease from the Company or (iii) sublease from the Company the premises subject to the Reno Lease; provided, that the Acquirer, in its commercially reasonable discretion, has final approval over any lessee or sublessee proposed by the Parent and the Acquirer may obtain a lessee or sublessee (and propose the same to Reno Technology Center 1, LLC) without the Parent’s consent. In any event, the Acquirer and the Parent shall share equally any (i) cost associated with leasing of the premises for less than the current payment obligations under the Reno Lease or (ii) positive difference associated with leasing the premises for more than the current payment obligations under the Reno Lease. The Acquirer and the Parent shall also share equally any reasonable costs associated with marketing the premises subject to the Reno Lease, provided, that, each of the Acquirer and the Parent shall use its commercially reasonable efforts to consult with the other with respect to its proposed marketing plan(s).

(b)	Crawley Intercompany Agreement. The Covance Parties shall cause the Company to, or the Company shall terminate, as of the Closing Date any intercompany agreement or other arrangement to which the Company or the Predecessor Entity is party with respect to the premises leased by the Parent in Crawley, West Sussex, UK (the “Crawley Facility”) and each of the Company and the Predecessor Entity shall have no continuing or additional Liability thereunder. Notwithstanding the foregoing, for a period commencing on the Closing Date through the one (1) year anniversary of the Closing Date, representatives of the Acquirer or the Company may, from time to time, occupy spaces for up to four (4) individuals at the Crawley Facility that are of similar character to the spaces currently occupied by the Parent (or any Affiliate thereof) employees at the Crawley Facility. The Acquirer or the Company, as applicable, shall give the Parent ten (10) business days’ notice of its intent to occupy or vacate any space; provided, that the Parent (or its applicable Affiliate) may not deny any such request and shall use its commercially reasonable efforts to provide such space(s) within the time allotted. The Acquirer shall pay its pro rata share of the rent and all related costs under the existing lease of the Crawley Facility for its actual use of any of the four (4) spaces.
6.6	Tax Matters.
(a)
(i)	The Covance Parties shall cause the Company to timely file all Tax Returns required to be filed by the Company and the Predecessor Entity after the Closing Date for periods ending on or prior to the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice and in accordance with applicable law. The Covance Parties shall to provide the Acquirer with copies of such completed Tax Returns at least forty-five (45) days prior to the due date for filing thereof, along with supporting workpapers, for the Acquirer’s review and approval. The Covance Parties and the Acquirer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Covance Parties and the Acquirer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.6(e), which resolution shall be binding on the Parties.

(ii)	Except for Tax Returns described in Section 6.6(a)(i), following the Closing, the Acquirer shall cause the Company to cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date and, subject to the rights to payment from the Covance Parties under Section 6.6(a)(iii), pay or cause to be paid all Taxes shown due thereon. All Tax Returns for any Straddle Period shall be prepared in a manner consistent with prior practice and in accordance with applicable law. The Acquirer shall provide to the Covance Parties copies of such completed Tax Returns for any Straddle Period at least forty-five (45) days prior to the due date for filing thereof, along with supporting workpapers, for the Covance Parties’ review and approval. The Covance Parties and the Acquirer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Covance Parties and the Acquirer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.6(e), which resolution shall be binding on the Parties.

(iii)	Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which the Acquirer has the responsibility to cause to be filed pursuant to Section 6.6(a)(ii), Covance Parties shall pay to the Company the amount of Taxes, as agreed to by the Covance Parties or as resolved under Section 6.6(e), owed by the Covance Parties pursuant to the provisions of Section 6.6(a). No payment pursuant to this Section 6.6(a)(iii) shall excuse any Covance Party from its indemnification obligations pursuant to Section 6.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Covance Parties’ payment under this Section 6.6(a)(iii).
(b)	The Covance Parties and the Acquirer shall, unless prohibited by applicable law, cause the Company to close their respective taxable periods as of the close of business on the Closing Date. If applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period that includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Shareholder for the period up to and including the close of business on the Closing Date, and (ii) to the Company for a period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, without limitation, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c)	The Parent and the Acquirer shall share equally the cost of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges or a similar nature levied by any Taxing Authority including any interest and penalties) in connection with the sale of the Target Shares.

(d)	The Covance Parties and the Acquirer shall, upon written request of the other, at any time and from time to time (i) provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation and timely execution of any Tax Return of the Company (including extensions thereof), audit, or other examination by any Taxing Authority relating to Liability for Taxes, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other, or the Company for any period ending on or before the Closing Date and any Straddle Period. Without limiting the generality of the foregoing, the Acquirer shall retain and the Covance Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions.

(e)	Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm (the “Tax Arbiter”) mutually acceptable to the Covance Parties and the Acquirer. The fees and expenses of the Tax Arbiter shall be borne equally by Covance Parties, on the one hand, and the Acquirer, on the other hand. If any dispute with respect to a Tax Return is not resolved prior to the due of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, subject to subsequent amendment, as may be necessary, to reflect the decision of the Tax Arbiter.

(f)	All consents and approvals that are required in this Section 6.6 shall not be unreasonably withheld, conditioned or delayed by the party whose consent or approval is required.
6.7	Audit. The Covance Parties shall engage, at Acquirer’s expense, Ernst & Young to (a) provide within sixty (60) days of Closing an independent auditor’s report on its audit of the financial statements of the Company and the Predecessor Entity as of and for each of the years ended December 31, 2005 and 2006 in a manner meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “SEC Audited Financial Statements”); (b) review financial statements of the Company and the Predecessor Entity as of and for each of the nine (9) month periods ended September 30, 2006 and 2007 in accordance with SAS 100 (the “SEC Unaudited Financial Statements” and, together with the SEC Audited Financial Statements, the “SEC Financial Statements”); and (c) take such other similar actions reasonably requested by the Acquirer and the Covance Parties, including consenting to the proper use of its report(s) on the audited financial statements included in the SEC Audited Financial Statements. In connection with the foregoing, the Covance Parties and, to the extent applicable, the Acquirer, shall assist the Company in the preparation of, and Ernst & Young in its audit of, such SEC Financial Statements, including without limitation providing the Acquirer and its representatives with respect to the Acquirer’s preparation of the pro forma financial statements relating to the SEC Financial Statements, with reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Covance Parties and the Company, to all relevant books, records, work papers, information and employees and auditors of such Persons.

6.8	Employees and Other Support Services. The Covance Parties agree to make available to the Acquirer and during the period not to exceed twelve (12) months after the Closing Date, certain individuals employed by the Parent or one of its Affiliates involved in providing to the Company and the Predecessor Entity certain services including without limitation, information technology, finance and accounting to support the Acquirer’s integration of the Company and its business subject to a written agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”) between the Parent and the Acquirer as to the actual scope of services and fees to be paid therefore by the Acquirer.

6.9	Intercompany Amounts. As of the Closing, the Covance Parties shall cause all intercompany Liabilities and payables of the Company or the Predecessor Entity to be cancelled or forgiven and neither the Company nor the Predecessor Entity shall have any further Liability with respect thereto.

6.10	Name Change. Acquirer agrees that, as soon as is reasonably practicable following the completion of an administrative name change for the Company’s EC Conformity from the Company to the Acquirer, the Acquirer shall cause the name of the Company to be changed such that the name of the Company will not include the term “Covance” and acknowledges and agrees that all trade names, trademarks, and other intellectual property rights related to the name “Covance” shall remain with the sole property of the Covance Parties and the Affiliates thereof.

6.11	Key Employees. Until the twelve (12) month anniversary of the Closing Date, the Covance Parties shall take commercially reasonable steps to assist Acquirer in causing the individuals set forth on Section 6.11 of the Disclosure Schedule (the “Key Employees”) to enter into retention arrangements with the Company substantially in the form attached hereto as Exhibit B (the “Retention Agreement”).

6.12	Transferred Employees. The Acquirer agrees to reimburse the Parent for the costs of the severance benefits paid to the Transferred Employees, (a) only insofar as such benefits are paid in accordance with the terms of the Parent Severance Pay Plan and (b) only those severance benefits accrued through the Closing Date. The Parent shall use commercially reasonably efforts to obtain a separation agreement and release from each such Transferred Employee in a form that is acceptable to the Acquirer, and which expressly names the Company and the Predecessor Entity and the Acquirer as released parties. Any consideration to be offered to a Transferred Employee by Parent in excess of the severance benefits provided for by the Parent Severance Pay Plan must be mutually agreed upon by the Parent and the Acquirer before making such an offer. With respect to those Transferred Employees set forth on Section 6.12 of the Disclosure Schedule, the Acquirer will offer employment to such individuals by the Acquirer or the Company at such time the individual indicates that he or she is able to return to work from short-term disability.

6.13	Unsigned Backlog. The Acquirer will use commercially reasonable efforts to enter into written Contracts for the unsigned portion of the Unsigned Backlog.

ARTICLE 7
CLOSING CONDITIONS
7.1	Conditions Precedent to Obligations of the Acquirer. The obligations of the Acquirer hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by the Acquirer):
(a)	Accuracy of Representations and Warranties. The representations and warranties of the Covance Parties set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)	Consents and Approvals. All authorizations, approvals or consents required to permit the purchase and sale of the Target Shares, the performance by the Company after Closing of all services and Contracts to which it was a party or pursuant to which the Company or the Predecessor Entity was performing services prior to Closing and that was not allocated to Covance NPA, and the consummation of the transactions contemplated hereby and the other Transaction Documents shall have been obtained and in full force and effect.

(c)	Performance. The Covance Parties and the Company and the Predecessor Entity shall have observed and performed in all material respects all covenants and agreements to be observed or performed by them on or prior to the Closing Date.

(d)	Officer’s Certificate. The Company and the Covance Parties shall have delivered to the Acquirer a certificate of the Company’s President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b) and (c) above have been met with no exceptions.

(e)	Litigation. There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to the Company or any Covance Party), which (i) could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) could reasonably be expected to materially and adversely affect the Target Shares or (iii) could reasonably be expected to result in a Company Material Adverse Effect.

(f)	Resignation. The directors and officers of the Company shall have resigned effective as of the Closing Date.

(g)	Possession. The Covance Parties shall have transferred and delivered to the Acquirer at the Closing such keys, passwords, codes, lock and safe combinations and other similar items as the Acquirer shall require to obtain immediate and full possession and control of the Company and its assets and shall have also made available to the Acquirer at its then existing locations the originals of all documents and instruments in the Covance Parties’ possession or control that are required to be transferred to the Acquirer by this Agreement and the other Transaction Documents, including therewith, a listing of all checks outstanding and payable by the Company as of the Closing Date.

(h)	Absence of Changes. Since the date of this Agreement, there shall have been no changes to the business, financial condition, results of operations, Liabilities or prospects of the Company that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect.

(i)	Intentionally Omitted.

(j)	Exclusive Marketing Agreement. The Parent shall have executed and delivered to the Acquirer the Exclusive Marketing Agreement, which shall be in full force and effect.

(k)	Aging Receivables and Fixed Assets Reports. The Covance Parties shall have delivered to the Acquirer, with respect to the Company and the Predecessor Entity, the aging receivables report and the fixed assets report required under Section 3.4(i) and 3.4(j) of this Agreement.

(l)	Transition Services Agreement. The Parent shall have executed and delivered to the Acquirer the Transition Services Agreement.

(m)	Transferred Employees. The Parent shall have transferred employment of the Transferred Employees to the Parent or an Affiliate thereof (other than the Company) as of the Closing Date so that such individuals are not employees of the Company as of the Closing Date, and the two Transferred Employees listed on Section 7.1(m) of the Disclosure Schedule shall have accepted full-time offers from the Parent as of the Closing Date.

(n)	Legal Opinion. The Covance Parties shall have delivered to the Acquirer opinions of counsel with respect to the Company and the Predecessor Entity, and the Covance Parties substantially in the forms attached hereto as Exhibit C-1 and C-2 addressed to the Acquirer and dated the Closing Date.

(o)	General Release. The Covance Parties shall have executed and delivered to the Acquirer the general release (the “General Release”) in favor of the Company and the Predecessor Entity substantially in the form attached hereto as Exhibit D.

(p)	Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company and the Predecessor Entity, and, to the extent applicable, the Parent, shall have timely made all required contributions to each Employee Benefit Plan as of the Closing, including, without limitation, amounts withheld pursuant to employee contributions to the Parent 401(k) Savings Plan and the Parent Employee Stock Purchase Plan.

(q)	Trade Name. The Company shall have executed in favor of the Acquirer the trade name license substantially in the form attached hereto as Exhibit E.

(r)	Trademark and Patent Assignment. The Parent shall have executed in favor of the Company the trademark and patent assignments substantially in the form attached hereto as Exhibit F.

(s)	Section 3.14(t) Contracts. The Covance Parties shall have delivered to the Acquirer evidence that all assets and liabilities (including, without limitation, any Liabilities) of the Company relating to non-pharmaceutical testing services, including, without limitation, all assets and liabilities (including, without limitation, any Liabilities) attributable to the Section 3.14(t) Contracts have been duly and effectively allocated to Covance NPA by virtue of the Division.

(t)	Section 3.14(t) Contracts Certificate. The Covance Parties shall have delivered to the Acquirer a certificate of the Company’s President dated the Closing Date and certifying that the Covance Parties caused the Predecessor Entity to terminate all of the Section 3.14(t) Contracts before the effective time of the Division.
7.2	Conditions Precedent to Obligations of the Covance Parties. The obligations of the Covance Parties to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by the Covance Parties):
(a)	Accuracy of Representations and Warranties. The representations and warranties of the Acquirer set forth herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date with no exceptions.

(b)	Performance and Compliance. The Acquirer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

(c)	Consents and Approvals. All authorizations, approvals or consents required to be obtained by the Acquirer for the Acquirer to consummate the transactions contemplated hereby and the other Transaction Documents shall have been obtained by the Acquirer and shall be in full force and effect.

(d)	Officer’s Certificate. The Acquirer shall have delivered to the Covance Parties a certificate of its Chief Executive Officer dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b) and (c) above have been met.

(e)	Litigation. There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to the Acquirer), which (i) reasonably could materially and adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or (ii) reasonably could result in a material loss to the Acquirer.

(f)	Exclusive Marketing Agreement. The Acquirer shall have executed and delivered to the Parent the Exclusive Marketing Agreement, which shall be in full force and effect.

ARTICLE 8
TERMINATION
8.1	Termination. This Agreement may be terminated as follows:
(a)	at any time prior to Closing by mutual written consent of the Acquirer, on the one hand, and the Covance Parties on the other hand;

(b)	by the Acquirer or the Covance Parties if Closing has not occurred on or before December 31, 2007; provided, however, that a Party shall not have the right to terminate the Agreement pursuant to this Section 8.1(b) if Closing has not occurred due to a breach of such Party’s representations or warranties herein or the failure of such Party to perform and comply with its agreements and covenants contained herein;

(c)	by the Acquirer if there has been a material breach by the Covance Parties of any of their respective representations, warranties or covenants contained herein or if any of the conditions to the Acquirer’s obligations to close cannot reasonably be satisfied; or

(d)	by the Covance Parties if there has been a material breach by the Acquirer of its representations, warranties or covenants contained herein or if any of the conditions to the Covance Parties’ respective obligations to close cannot reasonably be satisfied.
8.2	Effect of Termination. Upon any termination of this Agreement pursuant to Section 8.1, there shall be no further obligation or Liability hereunder, provided, however, that the provisions of Section 5.2, Article 9 and Sections 10.1, 10.6, and 10.11 shall survive such termination and provided, further, that no such termination shall affect in any respect any claim a Party may have for damages resulting from the breach of any representation, warranty or covenant herein.
ARTICLE 9
INDEMNIFICATION
9.1	Survival. The representations and warranties of each Party, and the indemnification obligations relating thereto, contained in this Agreement or in any other document or instrument delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any Party or its representatives for a period of eighteen (18) months after the Closing Date (except to the extent that written notice of a claim has been provided prior thereto describing in reasonable detail the basis for such claim, in which event the applicable representation and warranty shall survive until the claim is resolved, but only to the extent the representation and warranty relates to matters subject to the claim); provided, however, that notwithstanding the foregoing, (a) any representations and warranties contained in Section 3.5 shall survive until ninety (90) days after the expiration of the maximum period of time permitted under applicable, including, without limitation, any statute of limitations, for the assessment of Taxes resulting from matters covered thereby, (b) any representations and warranties contained in Section 3.14 shall survive until all of the Services to be provided pursuant to those Contracts in the Backlog have been performed; provided, that the representations and warranties contained in Section 3.14(q) shall survive for the immediately foregoing time period plus, to the extent applicable, until ninety (90) days after the expiration of the maximum period of time permitted under any applicable statute of limitations relating thereto, (c) any representations and warranties contained in Section 3.15 shall survive until all of the Services to be provided pursuant to those contracts in the Backlog have been performed, plus eighteen (18) months, (c) any representations and warranties contained in Section 3.4(e) shall survive for a period of thirty (30) months after the Closing Date regardless of when notice of any breach of such representation or warranty is received, and (d) any claims or Liabilities based upon any fraudulent or illegal acts or statements, intentional misrepresentations or the willful misconduct or active concealment of any Party hereto (whether or not relating to the subject matter of any representation or warranty herein), shall survive in perpetuity or, if less, for the maximum period of time permitted under applicable law, including, without limitation, any statute of limitations. The representations, warranties, covenants and agreements made by any Party in this Agreement shall not be affected, limited or compromised in any respect by any due diligence investigation or any other inquiries or investigations by any other Party, regardless of the results thereof.

9.2	Indemnification by the Covance Parties. The Covance Parties shall jointly and severally indemnify, defend and hold harmless the Company and the Acquirer and the directors, officers, employees, agents and representatives of each of the Company and the Acquirer from and against any and all damages, loss, Liability or expense (including without limitation reasonable expenses of investigation and reasonable attorneys’, accountants’ and other professional fees and expenses) incurred as a result of:
(a)	any breach by any Covance Party of any of its representations, warranties or covenants contained herein (determined without regard to any qualification related to materiality contained therein);

(b)	any failure to obtain such consents and approvals as are necessary to provide to the Company from and after Closing the opportunity to continue providing Services under any Contract included in the Backlog, Unsigned Backlog or On Hold Backlog; provided, however, that such indemnification obligation shall be limited to fifty-five percent (55%) of the amount of remaining Services to be provided opposite such Contract in the Backlog; provided, further, that any such indemnification right shall not be subject to the $250,000 threshold limitations set forth in Section 9.4;

(c)	(i) all Taxes of the Company or the Predecessor Entity (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 6.6(b)); (ii) the failure to perform any covenant of the Covance Parties set forth in Section 6.6 with respect to Taxes; (iii) any failure by the Covance Parties to timely pay any and all Taxes required to be borne by the

Covance Parties under Section 6.6(c); (iv) all Taxes resulting from, or attributable to, the Division, the Migratory Merger or both and (v) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company (or the Predecessor Entity) is or was a member on or prior to the Closing Date, by reason of the Liability of the Company (or the Predecessor Entity), pursuant to Treasury Regulation Section 1.1502-6(a) (or the Predecessor Entity or successor thereof or any analogous or similar provision under state, local or foreign law);

(d)	any Liability or claim made by or with respect to the Transferred Employees, except as set forth in Section 9.3(c); and

(e)	except to the extent that such Liability is caused by the Acquirer’s breach of Section 6.4(b), any Liability or claim, including, without limitation, any demand, award, penalty, fine, damages, rights of action, interest, cost or expense, and the Acquirer’s reasonable costs of settling contesting or otherwise dealing with any of the foregoing in respect of any obligation or right brought by any employee or alleged employee of Covance Clinical and Periapproval Services Ltd. under The Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”), and, for the avoidance of doubt, any Liability or claim arising in connection with any such employee’s employment or contract or other arrangement of employment, or the termination of any the foregoing (including, without limitation, redundancy payment, protective award, damages for wrongful dismissal, compensation for unfair dismissal, discrimination or other right or entitlement), other than any amount the Acquirer is required to reimburse to the Parent in accordance with Section 6.4.
9.3	Indemnification by the Acquirer. The Acquirer shall defend, indemnify and hold harmless the Covance Parties and their respective partners, directors, officers, employees, agents and representatives from any and against any and all damages, loss, Liability or expenses (including without limitation reasonable expenses of investigation and attorneys’, accountants’ and other professional fees and expenses) arising out of or relating to:
(a)	any breach by the Acquirer of any of its representations, warranties or covenants contained herein;

(b)	any Liability or claim with respect to the operations of the Company after the Closing Date;

(c)	any Liability or claim with respect to the Acquirer’s selection of the Transferred Employees for separation of employment with the Company on or before the Closing Date.
9.4	Limitations. Except as expressly provided herein, no Party shall be entitled make a claim for indemnification pursuant to this Article 9, as applicable, unless and until the aggregate amount of claims for which indemnification may be sought by such Party exceeds Two Hundred and Fifty Thousand Dollars ($250,000), but in such event such Party shall be entitled to indemnification for all amounts from and including the first dollar for which indemnity may be sought hereunder. Except with respect to any indemnification obligation of the Company or the Predecessor Entity to a third party that arose before the Closing and stems from services performed by the Company or the Predecessor Entity before the Closing under a Contract pursuant to which the Company or the Predecessor Entity has indemnification obligations to such third party, which aggregate claims for indemnification by the Acquirer shall be unlimited, the Acquirer’s aggregate claims for indemnification under Section 9.2 may not exceed the Purchase Price.

9.5	Intentionally Omitted.

9.6	Testing Services Provided Under Section 3.14(t) Contracts. In connection with the Section 3.14(t) Contracts, the Covance Parties shall jointly and severally indemnify, defend and hold harmless each of the Company and the Acquirer and the directors, officers, employees, agents and representatives of each of the Company and the Acquirer from and against any and all damages, loss, Liability or expense (including without limitation reasonable expenses of investigation and reasonable attorneys’, accountants’ and other professional fees and expenses) arising from (a) any breach of any representation or warranty contained in Section 3.14 or arising as a result of the Predecessor Entity’s entry into, or performance of, the Section 3.14(t) Contracts before Closing (b) all liabilities (including, without limitation, any Liabilities) or claims arising from the termination or attempted or purported termination of Section 3.14(t) Contracts on or before Closing, whether or not such liabilities (including, without limitation, any Liabilities) arose before or after Closing and (c) all liabilities (including, without limitation, any Liabilities) relating to non-pharmaceutical testing services, including, without limitation, all liabilities (including, without limitation, any Liabilities) attributable to the Section 3.14(t) Contracts. This Section shall not be subject to the $250,000 threshold limitation or any other limitation set forth in Section 9.4. No Covance Party shall assert any defense including, without limitation, contravention of public policy or any similar defense, to any claim for indemnification pursuant to this Section other than a good faith dispute as to the amount of any damages or expenses experienced by the Company and/or the Acquirer.

9.7	Defense of Claims.
(a)	If any Party receives notice of assertion or commencement of any third party claim against such Party (an “Indemnitee”) with respect to which another Party (the “Indemnifying Party”) may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such third party claim. Such notice by the Indemnitee shall describe the third party claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the indemnifiable loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any third party claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, that, the defense of certain third party claims relating to the Section 3.14(t) Contracts or to the business which such Section 3.14(t) Contracts relate, shall be subject to the non-pharma letter agreement (the “Non-Pharma Side Letter”) between the Acquirer and the Parent of even date herewith.

(b)	Other than as set forth in the Non-Pharma Side Letter, if, within ten (10) days after giving notice of a third party claim to an Indemnifying Party pursuant to Section 9.7(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such third party claim as provided in the last sentence of Section 9.7(a), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third party claim within ten (10) days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnitee is advised by counsel that it may assert defenses that are in addition to or different from those that the Indemnifying Party may assert, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would constitute an admission of fault on the part of Indemnitee. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation for which the Indemnitee is not entitled to indemnification hereunder or without leading to an admission of fault on the part of Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnifying Party as to such third party claim shall not exceed the amount of such settlement offer.

(c)	Any claim by an Indemnitee on account of an indemnifiable loss which does not result from a third party claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than forty-five (45) days after the Indemnitee becomes aware of such Direct Claim. Such notice by Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the indemnifiable loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have a period of forty-five (45) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such forty-five (45) day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim. If an Indemnifying Party rejects any Direct Claim in whole or part and in good faith, the Indemnitee shall be free to pursue any remedies as may be available to it at law or equity.

(d)	A failure to give timely notice or to include any specific information in any notice as provided in Sections 9.7(a), 9.7(b) or 9.7(c) shall not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any material payment or payments under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(e)	The Covance Parties, on the one hand, and the Acquirer, on the other hand, agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all income tax purposes.

(f)	Any notices required to be given pursuant to this Section 9.7 shall be given in accordance with Section 10.7.
9.8	Set-Off. In the event that any claim is resolved in favor of the Acquirer in accordance with this Article 9 (each, a “Resolved Acquirer Claim”) and, at the time any Earnout Payment and/or Additional Backlog Payment is required to be paid to the Parent, the Parent has not paid the Acquirer in the entirety all Resolved Acquirer Claims, the Acquirer may permanently setoff, to the extent outstanding, the aggregate amount of any Resolved Acquirer Claims against any Earnout Payment and/or Additional Backlog Payment then due or, to this extent that the amount of such Resolved Acquirer Claims exceeds the amount of the Earnout Payment and/or Additional Backlog Payment then due, any future Earnout Payments and/or Additional Backlog Payments.
ARTICLE 10
MISCELLANEOUS PROVISIONS
10.1	Expenses. Except as otherwise specifically provided herein or in any Transaction Document, the Acquirer shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents and the Parent shall be responsible for such expenses as it, the Company, the General Partner or the Shareholder may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

10.2	Amendments. This Agreement may be amended only by a writing signed by the each of the Parties hereto, and any such amendment shall be effective only to the extent specifically set forth in such writing.

10.3	Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any Party, whether by operation of law or otherwise, without the prior written consent of each of the other Parties. Notwithstanding the foregoing, the Acquirer shall have the right to assign all of its rights and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries, and upon any such assignment, such assignee(s) shall be deemed to be the Acquirer for purposes of this Agreement.

10.4	Counterparts; Telefacsimile and E-mail Delivery. This Agreement and all agreements, certificates and documents to be delivered in connection herewith (each an “Instrument”) may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same Instrument. Delivery of an executed counterpart of an Instrument by telefacsimile or via e-mail shall be equally as effective as delivery of a manually executed counterpart of an Instrument. Any Party delivering an executed counterpart of an Instrument by telefacsimile or e-mail also shall deliver a manually executed counterpart of such Instrument, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of such Instrument.

10.5	Entire Agreement. This Agreement, together with the other agreements referred to herein and the appendices, schedules (including the Disclosure Schedule) and exhibits and schedules attached hereto, contains the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements among the parties hereto, and all contemporaneous oral agreements among the parties hereto, relating to the transactions contemplated hereby.

10.6	Governing Law. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

10.7	Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be effective, and any applicable time period shall commence when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) or (b) transmitted electronically to the following telecopier or e-mail addresses with confirmation of receipt of transmission, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, telecopier number, e-mail address, or Person as a Party may designate by notice to the other Parties):
If to the Parent or the Shareholder (or to the Company on or before the Closing Date):
Covance Inc.
210 Carnegie Center

Princeton, NJ 08540
Attention: General Counsel
with a copy to:
Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104-1158
Attention: Christopher H. Cunningham, Esq.
Telecopy No.: 206.370.6040
E-mail: chris.cunningham@klgates.com
If to the Company (after the Closing Date) or the Acquirer:
eResearchTechnology, Inc.
30 South 17th Street
Philadelphia, PA 19103
Attention: Mr. Richard A. Baron, Chief Financial Officer
Telecopy No.: 215.972.2238
E-mail: RBaron@ert.com
with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Richard A. Silfen, Esq.
Telecopy No.: 215.979.1020
E-mail: rasilfen@duanemorris.com
10.8	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

10.10	Waivers. The due performance or observance by the Parties of their respective obligations hereunder and under the other Transaction Documents shall not be waived, and the rights and remedies of the Parties hereunder and under the Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a Party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the Party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

10.11	Arbitration.
(a)	Except for (i) any dispute with respect to an Earnout Payment, which shall be handled in accordance with Section 2.7(c), (ii) any dispute with respect to Net Working Capital, which shall be handled in accordance with Section 2.8(d) or (iii) any dispute with respect to an Additional Backlog Payment, which shall be handled in accordance with Section 2.9(c), if any dispute shall at any time arise between (or among, as applicable) the Parties with respect to the meaning or effect of any clauses of this Agreement or the rights or obligations of the Parties hereto hereunder, or connected herewith, such dispute or difference shall be resolved by panel of three (3) arbitrators, one of whom shall be designated by the Acquirer, one of whom shall be designated by the Covance Parties and the third of whom shall be selected by the first two (2) arbitrators. The arbitration shall be conducted in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association. The award of the arbitrators shall be final and binding on the Parties hereto.

(b)	The cost of the arbitrators shall be borne fifty percent (50%) by the Covance Parties and fifty percent (50%) by the Acquirer, and each Party shall bear its own respective expenses in connection with such arbitration. Notwithstanding the foregoing, in the case of an arbitration that involves primarily monetary damages: (i) if the initiating Party is awarded an amount equal to at least eighty percent (80%) of its initial demand, the respondent in such arbitration shall bear one hundred percent (100%) of the cost of the arbitration and the initiating Party’s reasonable and actual costs and expenses in connection therewith (ii) if such initiating Party is awarded an amount equal to less than twenty percent (20%) of its initial demand, the initiating Party shall bear one hundred percent (100%) of the costs of the arbitrators and the respondent Party’s reasonable and actual costs and expenses in connection therewith; and (iii) if such initiating Party is awarded an amount equal to more than twenty percent (20%) but less than eighty percent (80%) of its initial demand, each Party shall pay its own costs and fifty percent (50%) of the costs of the arbitrators.
[SIGNATURE PAGE FOLLOWS]

     In witness whereof, each of the Acquirer, the Parent, the Shareholder and the Company has caused this Agreement to be executed on its behalf by its respective officer duly authorized to do so, all as of the date specified above in the preamble.

ERESEARCHTECHNOLOGY, INC.
By:	/s/ Richard A. Baron
	Name:	Richard A. Baron
	Title:	Executive Vice President, Chief Financial Officer and Secretary

COVANCE INC.
By:	/s/ James W. Lovett
	Name:	James W. Lovett
	Title:	Senior Vice President

COVANCE CENTRAL LABORATORY SERVICES LIMITED PARTNERSHIP
By:	COVANCE CENTRAL LABORATORY SERVICES INC., as general partner

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President and Assistant Treasurer

COVANCE CARDIAC SAFETY SERVICES INC.
By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Vice President and Treasurer

Appendix 1
Definitions
“Acceptance Date” shall have the meaning specified in 2.8(b).
“Acquirer” shall have the meaning specified in the preamble.
“Additional Backlog Payment Arbitrator” shall have the meaning specified in Section 2.9(c).
“Additional Backlog Payment Dispute Notice” shall have the meaning specified in Section 2.9(c).
“Additional Backlog Payment Disputed Matters” shall have the meaning specified in Section 2.9(c).
“Additional Backlog Payments” shall have the meaning specified in Section 2.9(a)(ii).
“Affiliate” means, with respect to any Person, (i) any director, officer, partner or principal of such Person, (ii) any other Person of which any such individual is a director, officer, partner or principal, and (iii) any Person who directly or indirectly controls, is controlled by, or is under common control with, any such Person, and the term “control” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning specified in the preamble.
“Anti-Kickback Statute” shall have the meaning specified in Section 3.14(g).
“Backlog” means, collectively, the written Contracts identified on Section 3.4(g) of the Disclosure Schedule. For the avoidance of doubt, the “Backlog” does not include any Contracts entered into after September 30, 2007.
“Backlog Earnout Revenue” means, for any period, seven and eight-tenths percent (7.8%) of revenue when and to the extent received during such period by the Acquirer (or any Affiliate of the Acquirer) with respect to Backlog.
“Balance Sheets” shall have the meaning specified in Section 3.4(a).
“Balance Sheet Date” shall have the meaning specified in Section 3.4(a).
“Closing” shall have the meaning specified in Section 2.3.
“Closing Date” shall have the meaning specified in Section 2.3.
“Closing Net Working Capital” means the Net Working Capital of the Company as of the Closing Date.

“Closing Net Working Capital Statement” shall have the meaning specified in Section 2.8(a).
“Closing Payment” shall have the meaning specified in Section 2.2.
“COBRA” shall have the meaning specified in Section 6.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning specified in the preamble.
“Company Financials” shall have the meaning specified in Section 3.4(a).
“Company Intellectual Property” means all Intellectual Property owned (in whole or in part) by, or licensed to, the Company or the Predecessor Entity.
“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations or financial condition of the Company or the Predecessor Entity; other than any effect, event, development or change resulting from (1) general changes after the date hereof in capital markets, general economic conditions or the industries in which Company operates, (2) any outbreak or escalation after the date hereof of hostilities or war, (3) actions taken by Company after the date hereof at, and in accordance with, the written direction or request of Acquirer, or (4) the announcement of this Agreement.
“Confidentiality Agreement” shall have the meaning specified in Section 5.2(a).
“Contracts” shall have the meaning specified in Section 3.10(a).
“Copyrights” means copyrights whether registered or unregistered and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, including all registrations and applications for registration with respect thereto.
“Covance NPA” shall have the meaning specified in Section 2.4(a)(ix)
“Covance Parties” shall have the meaning specified in the Recitals.
“Covance UK Severance Plan” shall have the meaning specified in Section 6.4(b).
“Crawley Facility” shall have the meaning specified in Section 6.5(b).
“Designated Individual” shall mean: (a) with respect to any Covance Party or the Company, Nigel Brown, Richard F. Cimino, Anders Eriksson, Chris Gegelys, Mike Giannetto, Donald Kraft, Brian R. Maron, Deona Mitchell and Bill Popper and, (b) with respect to the Acquirer, Richard A. Baron, Tm Devine, Amy Furlong, Valerie Mattern and Michael J. McKelvey.
“Direct Claim” shall have the meaning specified in Section 9.7(c).
“Division” shall have the meaning specified in Section 3.1(a).

“Disclosure Schedule” shall have the meaning specified in the first paragraph of Article 3.
“Earnout” shall have the meaning specified in Section 2.7(a).
“Earnout Payment” shall have the meaning specified in Section 2.7(a).
“Earnout Payment Dispute Notice” shall have the meaning specified in Section 2.7(c).
“Earnout Payment Disputed Matters” shall have the meaning specified in Section 2.7(c).
“Earnout Payment Arbitrator” shall have the meaning specified in Section 2.7(c).
“Earnout Revenue” means, with respect to any period, Relevant Revenues (as defined in the Exclusive Marketing Agreement) when and to the extent received during such period by the Acquirer (or an Affiliate of the Acquirer) as a result of performance of the Exclusive Marketing Agreement, net of fifty percent (50%) of the amounts paid during such period by the Acquirer (or any Affiliate of the Acquirer) for referral fees under Section 4.2 of the Exclusive Marketing Agreement.
“ECG Data” shall have the meaning specified in Section 6.2(c).
“Employee Benefit Plans” shall have the meaning specified in Section 3.16(b)(i).
“Environmental Claim” means any claim, violation or Liability, asserted by any Person claiming Liability or potential Liability (including Liability or potential Liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of Persons to such Hazardous Substance at any location, (b) the use, handling, treatment, storage or disposal of any Hazardous Substance, (c) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (d) otherwise relating to obligations or Liabilities under any Environmental Law.
“Environmental Law” means any applicable and binding federal, state, local or foreign statute, law, judicial decision, regulation, ordinance, rule, judgment, order, code, injunction, or permit protecting human health or the environment from exposures to hazards, including, without limitation, Hazardous Substances.
“ERISA” shall have the meaning specified in Section 3.16(b)(i).
“Exclusive Marketing Agreement” shall have the meaning specified in the Recitals.
“FDA” shall have the meaning specified in Section 3.14(a).
“GAAP” means accounting principles generally accepted in the United States as in effect at the time in question.

“General Partner” shall have the meaning specified in Section 2.4(a)(ii).
“General Release” shall have the meaning specified in Section 7.1(o).
“Governmental Rule” shall have the meaning specified in Section 3.3(d).
“Hazardous Substances” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law, including, without limitation, (a) gasoline or any other petroleum byproducts, asbestos or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.
“HIPAA Regulations” shall have the meaning specified in Section 3.14(u).
“Indemnifying Party” shall have the meaning specified in Section 9.7(a).
“Indemnitee” shall have the meaning specified in Section 9.7(a).
“Initial Term” shall have the meaning specified in Section 6.5(a).
“Instrument” shall have the meaning specified in Section 10.4.
“Intellectual Property” means all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world: (a) Copyrights, (b) Trademarks, (c) Patents, (d) Trade Secrets, (e) domain names and (f) moral rights, data base rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature.
“IRS” means the Internal Revenue Service.
“Key Employees” shall have the meaning specified in Section 6.11.
“Knowledge” means that a Person shall be deemed to have Knowledge of a particular fact or other matter if: (a) that Person is actually aware of that fact or matter; or (b) a prudent Person could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy the fact or matter. With respect a Person other than an individual, Knowledge of a particular fact or other matter shall be the Knowledge of any Designated Individual of such Person. Actual Knowledge means that the Person is actually aware of that fact or matter.
“Liability” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person or is disclosed on any schedule or exhibit hereto.
“License-In Agreements” shall have the meaning specified in Section 3.15(f).

“License-Out Agreements” shall have the meaning specified in Section 3.15(f).
“Lien” means (i) any lien including any lien relating to Taxes (hereinafter defined), pledge, or negative pledge, (ii) any mortgage, deed of trust, security interest, charge in the nature of a lien or security interest, (iii) any title retention agreement, right of first refusal, right of first purchase or other similar option, (iv) any conditional sale agreement, easement, right of way, variance or other real estate declaration, (v) any rental, hire purchase, credit sale or other agreement for payment on deferred terms, or (vi) any other transfer or other restriction, servitude or other encumbrance of any kind.
“Material Contracts” shall have the meaning specified in Section 3.10(a).
Migratory Merger” shall have the meaning specified in Section 3.1(a).
“Monthly Backlog Notice” shall have the meaning specified in Section 2.9(b).
“Net Working Capital” means the current assets of the Company and the Predecessor Entity (net of allowance for doubtful accounts and reserves) in accordance with GAAP applied consistently with prior periods, minus the current Liabilities of the Company and the Predecessor Entity, all as calculated as of the close of business on the Closing Date without giving effect to the consummation of the transactions contemplated by the Agreement; in each case in accordance with GAAP applied consistently with prior periods.
“Non-Pharma Side Letter” shall have the meaning specified in Section 9.7(a).
“On Hold Backlog” shall have the meaning specified in Section 2.9(a)(ii).
“On Hold Backlog Payment” shall have the meaning specified in Section 2.9(a)(ii).
“Oxford” shall have the meaning specified in Section 3.10(g).
“Parent” shall have the meaning specified in the preamble.
“Part 11 Guidance” shall have the meaning specified in Section 3.14(q).
“Party” or “Parties” shall have the meaning specified in the preamble.
“Patents” means patents or patent applications of any kind or nature, wheresoever issued or pending anywhere in the world.
“Permits” shall have the meaning specified in Section 3.8.
“Permitted Liens” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of the business consistent with past practices securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of

$15,000 in the case of a single property or $30,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) other Liens on property which are immaterial in amount or do not materially detract from the value of or materially impair the existing use of the assets or property affected by such Lien.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization.
“Predecessor Entity” shall have the meaning specified in Section 3.1(a).
“Purchase Price” shall have the meaning specified in Section 2.2.
“Purchase Price Adjustment” shall have the meaning specified in Section 2.8(e).
“Reno Lease” means that certain Lease Agreement dated as of July 8, 2003 by and between Reno Technology Center 1, LLC and the Company (as successor in interest to the Predecessor Entity), as amended.
“Resolved Acquirer Claim” shall have the meaning specified in Section 9.8.
“Restricted Period” shall have the meaning specified in Section 6.3(a).
“Restrictive Parties” shall have the meaning specified in Section 6.3(b).
“Retention Agreement” shall have the meaning specified in Section 6.11.
“Returns” means all returns, declarations, reports, statements and other documents to be filed in respect of Taxes, and “Return” means any one of the foregoing returns.
“Revenue” means revenues received or the fair value of other compensation received, as reduced by sales Taxes, value added Taxes or other similar Taxes, and excluding all pass-through charges, as such is in accordance with GAAP applied consistently with prior periods.
“SEC Audited Financial Statements” shall have the meaning specified in Section 6.7.
“SEC Financial Statements” shall have the meaning specified in Section 6.7.
“Section 3.14(t) Contracts” shall have the meaning specified in Section 3.14(t).
“SEC Unaudited Financial Statements” shall have the meaning specified in Section 6.7.
“Services” shall mean centralized electrocardiogram, Holter monitoring, diagnostic services and other similar centralized diagnostic services, in each case to the extent involving, in whole or in part, the measurement and/or interpretation of human electrophysiological or other cardiac signals as applicable in the conduct of clinical trials (including “for fee” cardiologist, protocol design, statistical, and reporting consultation services used specifically in the business of the Acquirer as currently conducted), and any technical or other innovations to any of the foregoing, such as web-based data access. Services shall not include any non-centralized diagnostic services performed by any Clinical Research Unit as part of routine safety patient monitoring.  However, notwithstanding the limitation contained in the immediately preceding sentence, in all cases, without limitation, Thorough QT/QTc electrocardiology trials (TQT as defined by FDA ICH E14 Guidance) and intensive as well as routine electrocardiogram trials will be included in Services.
“Shareholder” shall have the meaning specified in the preamble.
“Straddle Period” shall have the meaning specified in Section 6.6(b).
“Subsidiary” means, with respect to any Person, (a) any corporation as to which more than fifty percent (50%) of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and only for so long as such rights may be exercised) is directly or indirectly owned or controlled by such Person or by one or more of such Person’s Subsidiaries and (b) any partnership, limited liability company, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a contract or otherwise).
“Transition Services Agreement” shall have the meaning specified in Section 6.8.
“Transferred Employees” shall have the meaning specified in Section 3.16(a)(v).
“Target Net Working Capital” equals Three Million and Sixty-Nine Thousand Dollars ($3,069,000).
“Target Shares” shall have the meaning specified in Section 2.1.
“Tax Arbiter” shall have the meaning specified in Section 6.6(e).
“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.
“Taxing Authority” means the IRS and any other governmental body responsible for the administration of any Tax.
“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, the Predecessor Entity or any Affiliate thereof.
“Trade Secrets” means information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including without limitation, customer lists, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data bases, marketing materials and other confidential information, in each case to the extent any of the foregoing derives economic value from not being known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that cover or protect any of the foregoing.
“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing.
“Transaction Documents” shall have the meaning specified in Section 3.2.
“TUPE” shall have the meaning specified in Section 9.2(e).
“Unsigned Backlog” shall have the meaning specified in Section 2.9(a)(i).
“Unsigned Backlog Payment” shall have the meaning specified in Section 2.9(a)(i).
“WARN Act” shall have the meaning specified in Section 3.16(a)(iv).
“Working Capital Arbitrator” shall have the meaning specified in Section 2.8(d).
“Working Capital Disputed Matters” shall have the meaning specified in Section 2.8(d).
“Working Capital Dispute Notice” shall have the meaning specified in Section 2.8(d).
“Wrongful Acts” shall have the meaning specified in Section 3.14(d).